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                                CREDIT AGREEMENT

                           dated as of March 17, 1994

                                      among

                          ALLIED PRODUCTS CORPORATION,

                             THE BANKS NAMED HEREIN

                                       and

                             CONTINENTAL BANK N.A.,
                            individually and as Agent

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                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE


SECTION 1    COMMITMENTS OF THE BANKS; TYPES OF LOANS; LETTER OF CREDIT,
             BORROWING AND CONVERSION PROCEDURES . . . . . . . . . . . . .     1
   1.1       Commitments . . . . . . . . . . . . . . . . . . . . . . . . .     1
             1.1.1    Revolving Loan Commitment. . . . . . . . . . . . . .     1
             1.1.2    Letter of Credit Commitments . . . . . . . . . . . .     1
             1.1.3    Commitment Limits. . . . . . . . . . . . . . . . . .     2
             1.1.4    Reduction in Revolving Loan Commitment Limits. . . .     2
   1.2       Various Types of Loans. . . . . . . . . . . . . . . . . . . .     2
   1.3       Borrowing Procedures. . . . . . . . . . . . . . . . . . . . .     2
   1.4       Conversion Procedures . . . . . . . . . . . . . . . . . . . .     4
   1.5       Pro Rata Treatment. . . . . . . . . . . . . . . . . . . . . .     4
   1.6       Letter of Credit Procedures . . . . . . . . . . . . . . . . .     4
   1.7       Participation in Letters of Credit. . . . . . . . . . . . . .     5
   1.8       Reimbursement Obligations . . . . . . . . . . . . . . . . . .     5
   1.9       Limitation on Continental's Obligations . . . . . . . . . . .     5
   1.10      Funding by Banks to Continental . . . . . . . . . . . . . . .     6
   1.11      Cash Collateral . . . . . . . . . . . . . . . . . . . . . . .     6
   1.12      Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . .     7
   1.13      Conditions. . . . . . . . . . . . . . . . . . . . . . . . . .     7

SECTION 2    NOTES EVIDENCING LOANS. . . . . . . . . . . . . . . . . . . .     7
   2.1       Revolving Notes . . . . . . . . . . . . . . . . . . . . . . .     7

SECTION 3    INTEREST  . . . . . . . . . . . . . . . . . . . . . . . . . .     8
   3.1       Interest Rates. . . . . . . . . . . . . . . . . . . . . . . .     8
   3.2       Interest Payment Dates. . . . . . . . . . . . . . . . . . . .     8
   3.3       Interest Periods. . . . . . . . . . . . . . . . . . . . . . .     8
   3.4       Setting and Notice of Eurodollar Rates. . . . . . . . . . . .     9
   3.5       Computation of Interest . . . . . . . . . . . . . . . . . . .     9

SECTION 4    COLLATERAL. . . . . . . . . . . . . . . . . . . . . . . . . .     9
   4.1       Security Interests. . . . . . . . . . . . . . . . . . . . . .     9
             4.1.1    Grant of Security Interest . . . . . . . . . . . . .     9
             4.1.2    Negative Pledge. . . . . . . . . . . . . . . . . . .    10
   4.2       Inventory . . . . . . . . . . . . . . . . . . . . . . . . . .    10
   4.3       Collateral Audits . . . . . . . . . . . . . . . . . . . . . .    11
   4.4       Other Documents . . . . . . . . . . . . . . . . . . . . . . .    11
   4.5       Release of Collateral . . . . . . . . . . . . . . . . . . . .    12

SECTION 5    FEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
   5.1       Letter of Credit Fees . . . . . . . . . . . . . . . . . . . .    12
   5.2       Non-Use Fee . . . . . . . . . . . . . . . . . . . . . . . . .    13

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SECTION 6    REDUCTION OR TERMINATION OF THE COMMITMENTS;
             VOLUNTARY PREPAYMENTS . . . . . . . . . . . . . . . . . . . .    13
   6.1       Reduction or Termination of the Commitments . . . . . . . . .    13
   6.2       Voluntary Prepayments . . . . . . . . . . . . . . . . . . . .    13

SECTION 7    MAKING AND PRORATION OF PAYMENTS; SETOFF. . . . . . . . . . .    14
   7.1       Making of Payments. . . . . . . . . . . . . . . . . . . . . .    14
   7.2       Application of Certain Payments . . . . . . . . . . . . . . .    14
   7.3       Due Date Extension. . . . . . . . . . . . . . . . . . . . . .    15
   7.4       Setoff. . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
   7.5       Proration of Payments . . . . . . . . . . . . . . . . . . . .    15

SECTION 8    INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS. . .    16
   8.1       Increased Costs . . . . . . . . . . . . . . . . . . . . . . .    16
   8.2       Basis for Determining Interest Rate Inadequate or Unfair. . .    17
   8.3       Changes in Law Rendering Certain Loans Unlawful . . . . . . .    18
   8.4       Funding Losses. . . . . . . . . . . . . . . . . . . . . . . .    18
   8.5       Right of Banks to Fund through Other Offices. . . . . . . . .    19
   8.6       Discretion of Banks as to Manner of Funding . . . . . . . . .    19
   8.7       Conclusiveness of Statements; Survival of Provisions. . . . .    19

SECTION 9    WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . . .    19
   9.1       Organization and Qualification. . . . . . . . . . . . . . . .    20
   9.2       Authorization; No Conflict and Validity of Obligations. . . .    20
   9.3       Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .    20
   9.4       Financial Statements. . . . . . . . . . . . . . . . . . . . .    20
   9.5       No Material Adverse Change. . . . . . . . . . . . . . . . . .    20
   9.6       Litigation and Contingent Liabilities . . . . . . . . . . . .    21
   9.7       Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
   9.8       Pension and Welfare Plans . . . . . . . . . . . . . . . . . .    21
   9.9       Investment Company Act. . . . . . . . . . . . . . . . . . . .    21
   9.10      Regulation U. . . . . . . . . . . . . . . . . . . . . . . . .    21
   9.11      Approvals . . . . . . . . . . . . . . . . . . . . . . . . . .    22
   9.12      Company's Material Agreements . . . . . . . . . . . . . . . .    22
   9.13      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
   9.14      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .    22
   9.15      Business Locations. . . . . . . . . . . . . . . . . . . . . .    22
   9.16      Control of Collateral; Personal Property Lease Agreements . .    22
   9.17      Environmental Matters . . . . . . . . . . . . . . . . . . . .    23
   9.18      Treatment and Storage . . . . . . . . . . . . . . . . . . . .    23
   9.19      Compliance With Laws. . . . . . . . . . . . . . . . . . . . .    23
   9.20      Information . . . . . . . . . . . . . . . . . . . . . . . . .    23

SECTION 10   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .    23
   10.1      Reports, Certificates and Other Information . . . . . . . . .    24
             10.1.1   Audit Report . . . . . . . . . . . . . . . . . . . .    24
             10.1.2   Quarterly Reports. . . . . . . . . . . . . . . . . .    24
             10.1.3   Monthly Reports. . . . . . . . . . . . . . . . . . .    24

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             10.1.4   Compliance Certificates. . . . . . . . . . . . . . .    24
             10.1.5   Reports to SEC and to Shareholders . . . . . . . . .    25
             10.1.6   Notice of Default, Litigation and ERISA Matters. . .    25
             10.1.7   Subsidiaries . . . . . . . . . . . . . . . . . . . .    25
             10.1.8   Projections. . . . . . . . . . . . . . . . . . . . .    25
             10.1.9   Other Information. . . . . . . . . . . . . . . . . .    25
   10.2      Books, Records and Inspections. . . . . . . . . . . . . . . .    26
   10.3      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .    26
   10.4      Taxes and Liabilities . . . . . . . . . . . . . . . . . . . .    26
   10.5      Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . .    26
   10.6      Consolidated Operating Income . . . . . . . . . . . . . . . .    26
   10.7      Funded Debt Ratio . . . . . . . . . . . . . . . . . . . . . .    27
   10.8      Interest Coverage . . . . . . . . . . . . . . . . . . . . . .    27
             10.9.1   Restriction on Certain Payments and Expenses . . . .    27
             10.9.2   Purchase or Redemption of Company's Securities;
                      Dividend Restrictions. . . . . . . . . . . . . . . .    27
             10.9.3   Capital Expenditures . . . . . . . . . . . . . . . .    27
             10.9.4   Sales and Leasebacks . . . . . . . . . . . . . . . .    28
   10.10     Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . .    28
   10.11     Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
   10.12     Guaranties, Loans or Advances . . . . . . . . . . . . . . . .    29
   10.13     Mergers, Consolidations, Sales. . . . . . . . . . . . . . . .    29

   10.14     Investments . . . . . . . . . . . . . . . . . . . . . . . . .    30
   10.15     Environmental Covenants . . . . . . . . . . . . . . . . . . .    31
             10.15.1  Environmental Response Obligation. . . . . . . . . .    31
             10.15.2  Environmental Liabilities. . . . . . . . . . . . . .    31
   10.16     Unconditional Purchase Obligations. . . . . . . . . . . . . .    32
   10.17     Employee Benefit Plans. . . . . . . . . . . . . . . . . . . .    32
   10.18     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .    32
   10.19     Other Agreements. . . . . . . . . . . . . . . . . . . . . . .    32
   10.20     Compliance With Laws. . . . . . . . . . . . . . . . . . . . .    32

SECTION 11   EFFECTIVENESS; CONDITIONS OF LENDING. . . . . . . . . . . . .    32
   11.1      Effectiveness . . . . . . . . . . . . . . . . . . . . . . . .    32
             11.1.1   Revolving Notes. . . . . . . . . . . . . . . . . . .    32
             11.1.2   Security Agreement . . . . . . . . . . . . . . . . .    32
             11.1.3   Resolutions. . . . . . . . . . . . . . . . . . . . .    33
             11.1.4   Consents and Approvals . . . . . . . . . . . . . . .    33
             11.1.5   Incumbency and Signatures. . . . . . . . . . . . . .    33
             11.1.6   Opinions of Counsel for the Company. . . . . . . . .    33
             11.1.7   Financing Statements, etc. . . . . . . . . . . . . .    33
             11.1.8   Other Documents. . . . . . . . . . . . . . . . . . .    33
   11.2      All Loans and Letters of Credit . . . . . . . . . . . . . . .    33
             11.2.1   No Default . . . . . . . . . . . . . . . . . . . . .    33
             11.2.2   Confirmatory Certificate . . . . . . . . . . . . . .    34
             11.2.3   Litigation . . . . . . . . . . . . . . . . . . . . .    34
             11.2.4   Corporate Reorganization.. . . . . . . . . . . . . .    34

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SECTION 12   EVENTS OF DEFAULT AND THEIR EFFECT. . . . . . . . . . . . . .    34
   12.1      Events of Default . . . . . . . . . . . . . . . . . . . . . .    34
             12.1.1   Non-Payment of Notes, etc. . . . . . . . . . . . . .    34
             12.1.2   Non-Payment of Other Indebtedness for
                      Borrowed Money . . . . . . . . . . . . . . . . . . .    35
             12.1.3   Other Material Obligations . . . . . . . . . . . . .    35
             12.1.4   Bankruptcy, Insolvency . . . . . . . . . . . . . . .    35
             12.1.5   Non-Compliance with This Agreement . . . . . . . . .    35
             12.1.6   Warranties . . . . . . . . . . . . . . . . . . . . .    36
             12.1.7   Pension Plans. . . . . . . . . . . . . . . . . . . .    36
             12.1.8   Collateral Documents . . . . . . . . . . . . . . . .    36
             12.1.9   Continuing Validity. . . . . . . . . . . . . . . . .    36
   12.2      Effect of Event of Default. . . . . . . . . . . . . . . . . .    37

SECTION 13   CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . .    37

SECTION 14   THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . .    54
   14.1      Authorization . . . . . . . . . . . . . . . . . . . . . . . .    54
   14.2      Indemnification . . . . . . . . . . . . . . . . . . . . . . .    55
   14.3      Exculpation . . . . . . . . . . . . . . . . . . . . . . . . .    55
   14.4      Credit Investigation. . . . . . . . . . . . . . . . . . . . .    56
   14.5      Agent and Affiliates. . . . . . . . . . . . . . . . . . . . .    56
   14.6      Resignation . . . . . . . . . . . . . . . . . . . . . . . . .    56

SECTION 15   GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . .    56
   15.1      Waiver; Amendments. . . . . . . . . . . . . . . . . . . . . .    56
   15.2      Confirmations . . . . . . . . . . . . . . . . . . . . . . . .    57
   15.3      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .    58
   15.4      Computations. . . . . . . . . . . . . . . . . . . . . . . . .    58
   15.5      Regulation U. . . . . . . . . . . . . . . . . . . . . . . . .    58
   15.6      Costs, Expenses and Taxes . . . . . . . . . . . . . . . . . .    58
   15.7      Subsidiary References . . . . . . . . . . . . . . . . . . . .    59
   15.8      Captions. . . . . . . . . . . . . . . . . . . . . . . . . . .    59
   15.9      Indemnification . . . . . . . . . . . . . . . . . . . . . . .    59
   15.10     Governing Law . . . . . . . . . . . . . . . . . . . . . . . .    60
   15.11     Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .    60
   15.12     Successors and Assigns. . . . . . . . . . . . . . . . . . . .    60
   15.13     Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . .    60
   15.14     Securities Laws . . . . . . . . . . . . . . . . . . . . . . .    60

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                                CREDIT AGREEMENT
                                ----------------

                           Dated as of March 17, 1994

     THIS CREDIT AGREEMENT, dated as of March 17, 1994 (herein, as amended or otherwise modified from time to time, called this "Agreement"), is entered into among ALLIED PRODUCTS CORPORATION, a Delaware corporation (herein called the "Company"), the undersigned banks (together with Continental herein collectively called the "Banks" and individually each called a "Bank"), and CONTINENTAL BANK N.A. (herein, in its individual capacity, called "Continental") and as agent for the Banks (herein, in such capacity, called the "Agent"). Certain terms are used in this Agreement as hereinafter defined.

                              W I T N E S S E T H:

     WHEREAS, the Company has asked Continental to provide or otherwise arrange for a credit facility not to exceed $50,000,000 (herein called the "Facility"); and

     WHEREAS, subject to the terms and conditions of this Agreement, the Agent and the Banks have agreed to provide the Company with the use of the Facility subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1 COMMITMENTS OF THE BANKS; TYPES OF LOANS; LETTER OF CREDIT, BORROWING AND CONVERSION PROCEDURES.

     SECTION 1.1 COMMITMENTS. On and subject to the terms and conditions of this Agreement, each of the Banks, severally and for itself alone, agrees to make loans to the Company as follows:

     SECTION 1.1.1 REVOLVING LOAN COMMITMENT. Loans on a revolving basis (herein collectively called the "Revolving Loans" and each individually called a "Revolving Loan") from time to time before the Revolving Termination Date in such Bank's Percentage of such aggregate amounts as the Company may from time to time request from all Banks, subject to the terms and conditions of this Agreement.

     SECTION 1.1.2 LETTER OF CREDIT COMMITMENTS. (a) Continental and the Banks agree that Continental will issue documentary and standby letters of credit containing such terms and conditions as shall be permitted pursuant to this Agreement and reasonably satisfactory to Continental (herein collectively called the "Letters of Credit" and each individually called a "Letter of Credit") at the request of and for the account of the Company from time to time before the Revolving Termination Date and (b) as more fully set forth in SECTION 1.7, each Bank agrees to purchase a participation in all such Letters of Credit.

     SECTION 1.1.3 COMMITMENT LIMITS. Notwithstanding any other provision of this Agreement (i) the aggregate principal amount of the Revolving Loans which all Banks are committed to lend to the Company is the lesser of (a) $35,000,000 (less any reductions made pursuant to Sections 1.1.4 and 6.1) or (b) the Borrowing Base, (ii) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed the lesser of (a) $15,000,000 (less any reductions made pursuant to SECTION 6.1) or (b) the Borrowing Base, and (iii) the aggregate amount of each Bank's participation in the Revolving Loans shall not exceed the amount set forth opposite such Bank's name in Column I of Exhibit A and the aggregate amount of each Bank's participation in all Letters of Credit shall not exceed the amount set forth opposite such Bank's name in Column II of EXHIBIT A (less any reductions to the Facility or its availability pursuant to the terms of this Agreement).

     SECTION 1.1.4 REDUCTION IN REVOLVING LOAN COMMITMENT LIMITS. Notwithstanding any other provision in this Agreement, on December 31, 1994, the aggregate amount of the Revolving Loan Commitments shall permanently reduce to $25,000,000 (such reduction shall be pro rata among the Banks according to their respective Percentages).

     SECTION 1.2 VARIOUS TYPES OF LOANS. Each Revolving Loan shall be either a Floating Rate Loan or a Eurodollar Loan as the Company shall specify in the related notice of borrowing or Conversion pursuant to SECTION 1.3 or 1.4. Eurodollar Loans having the same Interest Period are sometimes called a Group or collectively Groups. Floating Rate Loans and Eurodollar Loans may be outstanding at the same time, it being understood, however, that (i) there shall not at any time be more than three Groups of Eurodollar Loans and (ii) the aggregate principal amount of each Group of Eurodollar Loans shall be at least $500,000 and in an integral multiple of $100,000.

     SECTION 1.3    BORROWING PROCEDURES.

     (a) Provided that the conditions in SECTION 11.2 are satisfied, the Company shall give notice to the Agent of each proposed borrowing by 11:00 A.M., Chicago time, on the proposed date of such borrowing, in the case of a Floating Rate borrowing, and on a Business Day at least two Business Days prior to the proposed date of such borrowing, in the case of a Eurodollar borrowing. Each such notice shall be effective upon receipt by the Agent, shall be in writing (or by telephone to be promptly confirmed in writing by the Company), and shall specify the date, amount and type of borrowing and, in the case of a Eurodollar borrowing, the initial Interest Period for such borrowing. Promptly, upon receipt of such notice, but in any event by 12:30 P.M., the Agent shall advise each Bank thereof. Not later than 2:00 P.M. Chicago time, on the date of the proposed borrowing, each Bank shall provide the Agent at the principal office of the Agent in Chicago with immediately available funds covering such Bank's Percentage of the borrowing, and, subject to the satisfaction of the conditions precedent set forth in SECTION 11 with respect to such borrowing, the Agent shall pay over the requested amount to the Company on the requested borrowing date. Each borrowing shall be on a Business Day and shall be in an aggregate amount of at least $500,000 and an integral multiple of $100,000.

     (b) Unless the Agent shall have received notice from a Bank prior to the proposed date of any borrowing in the case of a Eurodollar borrowing, or prior to 12:30 P.M., Chicago time, on the proposed date of any Floating Rate borrowing, that such Bank will not make available to the Agent such Bank's ratable portion of such borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such borrowing in accordance with SUBSECTION (a) above and the Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Company severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Agent, (i) in the case of the Company, at the interest rate applicable at the time to the Revolving Loans comprising such borrowing and (ii) in the case of such Bank, at the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Revolving Loan as part of such borrowing for purposes of this Agreement. Nothing in this SUBSECTION (b) shall be deemed to diminish the Commitments of any Bank.

     (c) The failure of any Bank to make the Revolving Loan to be made by it as part of any borrowing shall not relieve any other Bank of its obligation hereunder to make its Revolving Loan on the date of such borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Revolving Loan to be made by such other Bank on the date of any borrowing.

     SECTION 1.4 CONVERSION PROCEDURES. Subject to the provisions of SECTION 1.2, the Company may Convert all or any part of any outstanding Revolving Loan into a Revolving Loan of a different type by giving notice to the Agent of such Conversion by 11:00 A.M., Chicago time, on the proposed date of such Conversion, in the case of Conversion into a Floating Rate Loan, and at least two Business Days prior to the proposed date of such Conversion, in the case of Conversion into a Eurodollar Loan. Each such notice shall be effective upon receipt by the Agent, shall be in writing (or by telephone to be promptly confirmed in writing by the Company), shall specify the date and amount of such Conversion, the Revolving Loan or portion thereof to be so Converted, the type of Revolving Loan to be Converted into and, in the case of a Conversion into a Eurodollar Loan, the initial Interest Period. Promptly upon receipt of such notice the Agent shall advise each Bank thereof. Subject to SECTIONS 1.12 and 1.13, such Revolving Loan shall be so Converted on the requested date of Conversion. Each Conversion shall be on a Business Day and shall be in an aggregate principal amount of at least $500,000 and an integral multiple of $100,000.

     SECTION 1.5 PRO RATA TREATMENT. All borrowings, Conversions and repayments shall be effected so that after giving effect thereto all types and Groups of Revolving Loans shall be pro rata among the Banks according to their respective Percentages.

     SECTION 1.6 LETTER OF CREDIT PROCEDURES. Provided that the conditions in SECTION 11.2 are satisfied, the Company shall give notice to Continental of the proposed issuance of each Letter of Credit on a Business Day which is at least two (2) Business Days prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by a Letter of Credit Application, duly executed by the Company and in all respects satisfactory to Continental, together with such other documentation as Continental may request in support thereof, it being understood that each Letter of Credit Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not extend beyond the earlier of (a) one year from the date of issuance of the Letter of Credit or (b) the Revolving Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. Subject to the satisfaction of the conditions precedent set forth in SECTION 11 with respect to the issuance of such Letter of Credit, Continental shall issue such Letter of Credit on the requested issuance date.

     SECTION 1.7 PARTICIPATION IN LETTERS OF CREDIT. Concurrently with the issuance of each Letter of Credit, (it being expressly understood that all letter of credit obligations of the Company and Subsidiaries existing before the Effective Date shall be deemed issued as of the Effective Date solely for purposes of this SECTION 1.7) Continental shall notify each Bank of such issuance and shall be deemed to have sold and transferred to each other Bank, and each other Bank shall be deemed irrevocably and unconditionally to have purchased and received from Continental, without recourse or warranty, an undivided interest and participation, to the extent of such other Bank's Percentage, in such Letter of Credit and the Company's reimbursement obligations with respect thereto. For the purpose of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be Continental's "participation" therein. Continental hereby agrees, upon request of any Bank, to deliver to such Bank a list of outstanding Letters of Credit, copies of such Letters of Credit, Letter of Credit Applications and related documentation as such other Bank may from time to time reasonably request.

     SECTION 1.8 REIMBURSEMENT OBLIGATIONS. The Company hereby unconditionally and irrevocably agrees to reimburse Continental for each payment or disbursement made by Continental under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or distribution shall bear interest from and including the date of such payment or disbursement to but not including the date that Continental is reimbursed by the Company therefor, payable monthly in arrears, at a rate per annum equal to the Alternate Reference Rate from time to time in effect (but not less than the Alternate Reference Rate in effect at the date of such payment or disbursement by Continental) PLUS (x) 2% per annum. Continental shall notify the Company whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; PROVIDED, however, that the failure of Continental to so notify the Company shall not affect the rights of Continental or the Banks in any manner whatsoever.

     SECTION 1.9 LIMITATION ON CONTINENTAL'S OBLIGATIONS. In determining whether to pay under any Letter of Credit, Continental shall have no obligation to the Company or any Bank other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by Continental under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not impose upon Continental any liability to the Company or any Bank and shall not reduce or impair the Company's reimbursement obligations set forth in SECTION 1.8 or the funding obligations of the Banks pursuant to SECTION 1.10.

     SECTION 1.10 FUNDING BY BANKS TO CONTINENTAL. In the event that Continental makes any payment or disbursement under any Letter of Credit and the Company shall not have reimbursed Continental in full for such payment or disbursement by 10:00 A.M., Chicago time, on the date of such payment or disbursement, or in the event that any reimbursement received by Continental from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization or otherwise, each Bank shall be obligated to pay to Continental, in full or partial payment of the purchase price of its participation in such Letter of Credit, its pro rata share, according to its Percentage, of such payment or disbursement (but such obligation of the Banks shall not diminish the obligation of the Company under SECTION 1.8), and the Agent shall promptly notify each other Bank thereof. Each other Bank irrevocably and unconditionally agrees to so pay to the Agent in immediately available funds for Continental's account the amount of such other Bank's Percentage of such payment or disbursement. If and to the extent any Bank shall not have made such amount available to the Agent by 2:00 P.M., Chicago time, on the Business Day on which such Bank receives notice from the Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Bank agrees to pay interest on such amount to the Agent for Continental's account forthwith on demand for each day from and including the date such amount was to have been delivered to the Agent to but not including the date such amount is paid, at a rate per annum equal to the Federal Funds Rate. Any Bank's failure to make available to the Agent its Percentage of any such payment or disbursement shall not relieve any other Bank of its obligation hereunder to make available to the Agent such other Bank's Percentage of such payment, but no Bank shall be responsible for the failure of any other Bank to make available to the Agent such other Bank's Percentage of any such payment or disbursement.

     SECTION 1.11 CASH COLLATERAL. If any Letter of Credit remains outstanding on the Revolving Termination Date, the Company shall deposit with the Agent, as security for all outstanding Letters of Credit and pursuant to documentation in form and substance satisfactory to the Banks, cash collateral in an amount equal to the Stated Amount of all outstanding Letters of Credit, which cash collateral may be placed in an interest bearing account acceptable to the Banks and the Company.

     SECTION 1.12 WARRANTY. Each notice of borrowing and/or of Conversion pursuant to SECTION 1.3 or 1.4 and the delivery of each Letter of Credit Application pursuant to SECTION 1.6 shall automatically constitute a warranty by the Company to the Agent and each Bank to the effect that on the date of such requested borrowing or Conversion (other than any Conversion from a Eurodollar Loan to a Floating Rate Loan required by SECTION 1.13 or 8.3) or the issuance of the requested Letter of Credit, as the case may be, (a) the warranties of the Company contained in SECTION 9 of this Agreement shall be true and correct as of such requested date as though made on the date thereof and (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing or will result therefrom.

     SECTION 1.13 CONDITIONS. Notwithstanding any other provision of this Agreement, no Bank shall be obligated to make any Revolving Loan or to Convert into or permit the continuation at the end of the applicable Interest Period of any Eurodollar Loan, and Continental shall not be obligated to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists or would result therefrom.

     SECTION 2      NOTES EVIDENCING LOANS.

     SECTION 2.1 REVOLVING NOTES. The Revolving Loans of each Bank shall be evidenced by a promissory note (herein individually called a "Revolving Note" and collectively for all Banks called the "Revolving Notes") substantially in the form set forth in EXHIBIT C, with appropriate insertions, dated the Effective Date payable to the order of such Bank in the principal amount of the Revolving Loan Commitment of such Bank (or, if less, in the aggregate unpaid principal amount of such Bank's Revolving Loans). Each Bank shall record in its records, or at its option on the schedule attached to its Revolving Note, the date and amount of each Revolving Loan made by such Bank, each repayment or Conversion thereof and, in the case of each Eurodollar Loan the dates on which each Interest Period for such Revolving Loan shall begin and end and, in the event that any Bank assigns or transfers its Revolving Note, such Bank shall record on the schedule attached to its Revolving Note, the aggregate unpaid principal amount of Revolving Loans of such Bank on the date of such assignment or transfer. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Revolving Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Revolving Note to repay the principal amount of the Revolving Loans evidenced by such Revolving Note together with all interest accruing thereon.

     SECTION 3.     INTEREST.

     SECTION 3.1 INTEREST RATES. The Company hereby promises to pay interest on the unpaid principal amount of each Revolving Loan for the period commencing on the date of such Revolving Loan until such Revolving Loan is paid in full, as follows:

          (a) At all times while such Revolving Loan is a Floating Rate Loan, at a rate per annum equal to the Alternate Reference Rate from time to time in effect;

          (b) At all times while such Revolving Loan is a Eurodollar Loan, at a rate per annum equal to the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such loan plus the Margin; and

          (c)  Notwithstanding the provisions of the preceding CLAUSES (a) and
     (b), in the event that any principal of any Revolving Loan is not paid when due (whether by acceleration or otherwise), interest shall accrue after the due date of such principal until such principal is paid, at a rate per annum equal to the applicable interest rate from time to time in effect (but not less than the applicable interest rate in effect for such Revolving Loan as at such due date), plus 2% per annum.

     SECTION 3.2 INTEREST PAYMENT DATES. Accrued interest on each Floating Rate Loan shall be payable on the last day of each calendar quarter and at maturity, commencing with the first of such dates to occur after the date hereof. Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan and at maturity. After maturity, accrued interest on all Revolving Loans shall be payable on demand.

     SECTION 3.3 INTEREST PERIODS. Each Interest Period for a Eurodollar Loan shall commence on the date such Eurodollar Loan is made or Converted from a Floating Rate Loan, or on the expiration of the immediately preceding Interest Period for such Eurodollar Loan, and shall end on the date which is 1, 2 or 3 months thereafter, as the Company may specify:

          (a) in the case of an Interest Period which commences on the date a Eurodollar Loan is made or Converted from a Floating Rate Loan, in the related notice of borrowing or Conversion pursuant to SECTION 1.3 or 1.4, or

          (b) in the case of a succeeding Interest Period with respect to any Eurodollar Loan, by notice to the Agent by

     11:00 A.M., Chicago time, at least two Business Days prior to the first day of such succeeding Interest Period, it being understood that (i) each such notice shall be effective upon receipt by the Agent and shall be in writing (or by telephone to be promptly confirmed in writing) and (ii) if the Company fails to give such notice, such Loan shall automatically become a Floating Rate Loan at the end of its then-current Interest Period.

Each Interest Period for a Eurodollar Loan which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the next preceding Business Day). Notwithstanding any other provision of this Agreement, the Company may not select any Interest Period that (i) extends beyond the Revolving Termination Date or (ii) would result in the aggregate portion of the Revolving Loans which have Interest Periods extending beyond December 31, 1994 to be in excess of the aggregate amount of such Revolving Commitments as provided in SECTION 1.1.4.

     SECTION 3.4 SETTING AND NOTICE OF EURODOLLAR RATES. The applicable Eurodollar Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Company and each Bank. Each determination of the applicable Eurodollar Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of the Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Agent in determining any applicable Eurodollar Rate hereunder.

     SECTION 3.5 COMPUTATION OF INTEREST. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate under CLAUSES (a) and (c) of SECTION 3.1 shall (to the extent applicable in the case of CLAUSE (c)) change simultaneously with each change in the Alternate Reference Rate.

     SECTION 4      COLLATERAL.

     SECTION 4.1    SECURITY INTERESTS.

     SECTION 4.1.1 GRANT OF SECURITY INTEREST. As security for the payment of all Revolving Loans now or hereafter made, and/or Letters of Credit issued, by the Banks to, or for the account of, the Company hereunder, and as security for the payment or other satisfaction of all indebtedness of the Company hereunder, the Company hereby grants to Agent a first perfected security interest in and to the following property of the Company, whether now owned or existing, or hereafter acquired or coming into existence, wherever now or hereafter located (all such property is hereinafter referred to collectively as the "Collateral"):

          (a)  Accounts Receivable;

          (b)  Inventory;

          (c) All interest of the Company in any goods the sale or lease of which shall have given or shall give rise to, and in all guaranties and other property securing the payment of or performance under, any Accounts Receivable;

          (d) All replacements, substitutions, additions or accessions to or for any of the foregoing;

          (e) To the extent related to the property described in PARAGRAPHS (a) through (d) above, all books, correspondence, credit files, records, invoices and other papers and documents, including, without limitation, to the extent so related, all tapes, cards, computer runs, computer programs and other papers and documents in the possession or control of the Company or any computer bureau from time to time acting for the Company, and, to the extent so related, all rights in, to and under all policies of insurance, including claims of rights to payments thereunder and proceeds therefrom, including any credit insurance; and

          (f) All products and proceeds (including but not limited to proceeds arising from the sale or other disposition of any Collateral, any returns of any Inventory sold by the Company, and the proceeds of any insurance covering any of the Collateral) of any of the foregoing.

     SECTION 4.1.2 NEGATIVE PLEDGE. The Company agrees that in the event the Collateral is released pursuant to Section 4.5, the Company shall not, and shall not permit the Subsidiaries to grant or allow any security interest in or otherwise attach to the Collateral, except for the liens specified in SECTION 10.11.

     SECTION 4.2 INVENTORY. The Company shall deliver to Agent such schedules of purchases and/or sales of Inventory, together with such invoices and other records relating to the purchase and/or sale of Inventory as Agent shall from time to time reasonably request. Any material adverse change in the value or condition of any material Inventory (other than such as occur in the ordinary course of the Company's business) shall be reported to Agent immediately. Any errors discovered in schedules delivered to Agent shall be reported to Agent immediately. The Company agrees, represents and warrants to the Agent and Banks that as to each schedule:

          (a) The descriptions and quantities of all goods stated thereon, or on any attachment thereto, are true and correct in all material respects;

          (b) All of the goods stated thereon are fit and sufficient for their ordinary use and application, except as noted on the financial statements delivered or to be delivered to Agent;

          (c) Inventory and products are located at only those offices or places of business of the Company existing as of the date hereof or subsequently advised to Agent and shall not be removed from such locations except for goods leased or sold in the ordinary course of business, goods returned to the suppliers thereof or to others in the normal course of business, or goods stored at another location for display or demonstration for brief periods of time which shall not jeopardize the Agent's security interest therein; and

          (b) All Inventory owned or possessed by the Company is subject to Agent's Lien.

     SECTION 4.3 COLLATERAL AUDITS. The Company shall permit, and cause each Subsidiary to permit, the Agent or, if the Agent is unable, LaSalle or any accounting firm selected by the Agent which is reasonably satisfactory to the Company, on a semi-annual basis and any other time the Agent deems necessary, to conduct, at the Company's expense, such inspections, audits and reviews of the Collateral as the Agent shall request.

     SECTION 4.4 OTHER DOCUMENTS. At the request of Agent, the Company shall execute and/or deliver to the Agent such agreements, documents, financing statements, warehouse receipts, bills of lading, notices of assignment, and other written matter as shall be necessary in the reasonable determination of Agent to perfect and maintain perfected Agent's Liens in respect of the Collateral (all the above hereinafter referred to as "Supplemental Documentation"), in form and substance reasonably acceptable to Agent, and pay the costs of any recording or filing of the same. Upon the occurrence of an Event of Default, the Company hereby irrevocably makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as the Company's true and lawful attorney (and agent-in-fact) to sign the name of the Company on any of the Supplemental Documentation and to deliver any of the Supplemental Documentation to such Persons as Agent in its sole discretion, may elect. The Company agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

     SECTION 4.5 RELEASE OF COLLATERAL. The security interest granted to Agent in SECTION 4.1.1 shall be fully and finally released within fifteen (15) business days following the reporting to the Agent by the Company of either:

          (a) Consolidated Operating Income of the Company of at least $14,500,000 for the nine (9) month period ending on September 30, 1994; or

          (b) Consolidated Operating Income of the Company of at least $16,000,000 during any four consecutive Fiscal Quarters first measured as of December 31, 1994 and including only those fiscal quarters after December 31, 1993.

     SECTION 5      FEES.

     SECTION 5.1    LETTER OF CREDIT FEES.

     (a) The Company agrees to pay to the Agent for the account of the Banks pro rata according to their respective Percentages a letter of credit fee for each Letter of Credit in an amount equal to 1% per annum (computed for the actual number of days elapsed on the basis of a year of 360 days) of the face amount of such Letter of Credit, payable in arrears on the last day of each calendar quarter and on the Revolving Termination Date for the period from and including the date of the issuance of such Letter of Credit to and including such date or the date upon which such Letter of Credit expired or was terminated.

     (b) In addition, with respect to each Letter of Credit, the Company agrees to pay to Continental such fees and expenses as Continental shall customarily require in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations, including, but not limited to, an agency administration fee for each Letter of Credit in an amount equal to 1/4% per annum (computed for the actual number of days elapsed on the basis of a 360 day year) of the face amount of such Letter of Credit, payable in arrears on the last day of each calendar quarter and on the Revolving Termination Date for the period from and including the date of the issuance of such Letter of Credit to and including such date or the date upon which such Letter of Credit expired or was terminated; provided, however, that such agency administration fee shall not be charged on any letter of credit obligations of the Company and the Subsidiaries existing as of December 31, 1993 and any extensions or modifications relating thereto.


     SECTION 5.2 NON-USE FEE. The Company agrees to pay to each Bank a non-use fee for the period from and including the Effective Date to the Revolving Termination Date of 3/8 of 1% per annum on the average daily unused amount of the total Commitment (as may be reduced by SECTIONS 1.1.4 and 6.1). Such non-use fee shall be payable in arrears on the last day of each Fiscal Quarter and on the Revolving Termination Date for any period then ending for which such non-use fee shall not have been theretofore paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

     SECTION 5.3 CLOSING FEE. The Company agrees to pay a closing fee of $500,000 on the Effective Date, such fee to be divided among the Banks which are parties hereto on the Effective Date pro rata according to their respective Percentages.

     SECTION 6      REDUCTION OR TERMINATION OF THE COMMITMENTS; VOLUNTARY
                    PREPAYMENTS.

     SECTION 6.1 REDUCTION OR TERMINATION OF THE COMMITMENTS. The Company may from time to time prior to the Revolving Termination Date on at least five Business Days' prior written notice received by the Agent (which shall promptly advise each Bank thereof) permanently reduce the amount of the Revolving Loan Commitments and/or the Letter of Credit Commitments (such reduction to be pro rata among the Banks according to their respective Percentages) to an amount not less than (i) the sum of the aggregate unpaid principal amount of the Revolving Loans then outstanding in the case of a reduction in the Revolving Loan Commitments, or (ii) the aggregate Stated Amount of all Letters of Credit then outstanding, in the case of a reduction in the Letter of Credit Commitments.
Any such reduction shall be in an aggregate amount of at least $500,000 and an integral multiple of $500,000. The Company may at any time on like notice terminate the Revolving Loan Commitments and/or the Letter of Credit Commitments upon payment in full of the Revolving Notes and all other obligations of the Company hereunder in respect of the Revolving Loans or, in the case of obligations arising with respect to the Letters of Credit, upon cash collateralization thereof in full pursuant to documentation in form and substance satisfactory to the Banks.

     SECTION 6.2 VOLUNTARY PREPAYMENTS. The Company may from time to time prepay the Revolving Loans in whole or in part, provided that (a) the Company shall give the Agent (which shall promptly advise each Bank) not less than three Business Day's prior notice thereof, specifying the Loans to be prepaid and the date and amount of prepayment, (b) any prepayment of a Eurodollar Loan prior to the end of the Interest Period relating thereto shall be subject to SECTION 8.4,
(c) each partial prepayment shall be in a principal amount of at least $250,000 and an integral multiple of $250,000, and (d) any prepayment of any Eurodollar Loan or of the entire principal amount of all Floating Rate Loans shall include accrued interest to the date of prepayment.

     SECTION 7      MAKING AND PRORATION OF PAYMENTS; SETOFF.

     SECTION 7.1 MAKING OF PAYMENTS. All payments (including those made pursuant to SECTION 6.2) of principal of, or interest on, the Revolving Notes shall be made by the Company to the Agent in immediately available funds for the account of the holders of the Revolving Notes pro rata according to the respective unpaid principal amounts of the Revolving Notes held by them. All payments of Letter of Credit fees pursuant to SECTIONS 5.1(a) and 5.2 shall be made by the Company to the Agent for the account of the Banks. All payments of Letter of Credit fees and expenses pursuant to SECTION 5.1(b) shall be made to the Agent for the account of Continental. All such payments shall be made to the Agent at its office in Chicago not later than noon, Chicago time, on the date due; and funds received after that time shall be deemed to have been received by the Agent on the next following Business Day. The Company hereby authorizes the Agent to charge any demand deposit account maintained by the Company with Continental for the amount of any such payment on the due date therefor, but the Agent's failure to so charge such account shall in no way affect the obligation of the Company to make any such payment. The Agent shall notify the Company after any charge is so made by the Agent against any demand deposit account maintained by the Company with Continental; PROVIDED that the failure of the Agent to so notify the Company shall not affect the rights of the Agent or the Banks in any manner whatsoever. The Agent shall promptly remit to each Bank or other holder of a Revolving Note its share of all such payments received in collected funds by the Agent for the account of such Bank or holder.

     All payments under SECTIONS 8.1 and 8.4 shall be made by the Company directly to the Bank or Banks entitled thereto.

     SECTION 7.2 APPLICATION OF CERTAIN PAYMENTS. Each payment of principal shall be applied to such Revolving Loans as the Company shall direct by notice to be received by the Agent on or before the date of such payment, or in the absence of such notice, as the Agent shall determine in its discretion. Concurrently with each remittance to any Bank of its share of any such payment the Agent shall advise such Bank as to the application of such payment.

     SECTION 7.3 DUE DATE EXTENSION. If any payment of principal or interest with respect to any of the Revolving Loans or the Notes falls due on a Saturday, Sunday or other day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue and be payable for the period of such extension.

     SECTION 7.4 SETOFF. The Company agrees that the Agent and LaSalle, and each remaining Bank and each remaining holder of a Revolving Note provided it obtains the prior consent of the Agent (it being understood that LaSalle may exercise the rights provided in this Section 7.4 without obtaining the prior consent of the Agent), have all rights of setoff and bankers' lien provided by applicable law, and in addition thereto, the Company agrees that at any time (i) any payment or other amount owing by the Company under this Agreement is then due to the Agent, LaSalle or any Bank or (ii) any Event of Default or event which might mature into an Event of Default described in SECTION 12.1.4 exists, the Agent, LaSalle, and each remaining Bank and each remaining holder of a Revolving Note provided it obtains the prior consent of the Agent, may apply to the payment of such payment or other amount (or, in the case of CLAUSE (ii) above, any obligation of the Company hereunder, whether or not then due) any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Agent. The Agent, LaSalle and each remaining Bank shall undertake to notify the Company following the exercise by the Agent, LaSalle and each remaining Bank of any of the rights described in this SECTION 7.4; PROVIDED that the failure by the Agent, LaSalle or each remaining Bank to so notify the Company shall not affect the rights of the Agent, LaSalle, the Banks, or the holder of any Revolving Note in any manner whatsoever.

     SECTION 7.5 PRORATION OF PAYMENTS. If any Bank or other holder of a Revolving Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Revolving Note (or on account of its participation in any Letter of Credit) in excess of its pro rata share of payments and other recoveries obtained by all Banks or other holders of on account of principal of and interest on the Revolving Notes (or such participation) then held by them, such Bank or other holder shall purchase from the other Banks or holders such participation in the Notes held by them (or sub-participation in such Letter of Credit) as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of them; PROVIDED, HOWEVER, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

     SECTION 8      INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS.

     SECTION 8.1    INCREASED COSTS.

     (a) If (i) Regulation D of the Board of Governors of the Federal Reserve System, or (ii) after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Eurodollar Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

          (A) shall subject any Bank (or any Eurodollar Office of such Bank) to any tax, duty or other charge with respect to its Eurodollar Loans, any of its Revolving Notes or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Eurodollar Office imposed by the jurisdiction in which such Bank's principal executive office or Eurodollar Office is located); or

          (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to SECTION 3), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or any Eurodollar Office of such Bank); or

          (C) shall impose on any Bank (or its Eurodollar Office) any other condition affecting its Eurodollar Loans, any of its Revolving Notes or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) such Bank (or any Eurodollar Office of such Bank) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Eurodollar Office) under this Agreement or under any of its Revolving Notes with respect thereto, then within 10 days after demand by such Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), the Company shall pay directly to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or such reduction.

     (b) If any Bank shall reasonably determine that the adoption or phase-in of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Eurodollar Office) or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or such controlling Person's capital as a consequence of such Bank's obligations hereunder (including, without limitation, such Bank's Revolving Loan Commitment or Letter of Credit Commitment) to a level below that which such Bank or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Bank or such controlling Person to be material, then from time to time, within 10 days after demand by such Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank or such controlling Person for such reduction.

     (c) Each Bank will promptly notify the Company and the Agent of any event of which it has knowledge which will entitle such Bank to compensation pursuant to this SECTION 8.1.

     SECTION 8.2 BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR UNFAIR. If with respect to any Interest Period:

     (a) deposits in Dollars (in the applicable amounts) are not being offered to one or more Banks in the relevant market for such Interest Period, or the Agent otherwise determines (which determination shall be binding and conclusive on all parties) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

     (b) Banks having an aggregate Percentage of 20% or more advise the Agent that the Eurodollar Rate (Reserve Adjusted) as determined by the Agent will not adequately and fairly reflect the cost to such Banks of maintaining or funding Eurodollar Loans for such Interest Period, or that the making or funding of Eurodollar Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Banks materially affects such Loans, THEN the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Bank shall be under any obligation to make or Convert into Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically Convert to a Floating Rate Loan.

     SECTION 8.3 CHANGES IN LAW RENDERING CERTAIN LOANS UNLAWFUL. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Bank raise a substantial question as to whether it is) unlawful for any Bank (an "Affected Bank") to make, maintain or fund Eurodollar Loans, then the Affected Bank shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) the Affected Bank shall have no obligation to make or Convert into Eurodollar Loans (but shall make Floating Rate Loans concurrently with the making of or Conversion into Eurodollar Loans by the Banks which are not Affected Banks, in each case in an amount equal to the Affected Bank's Percentage of all Eurodollar Loans which would be made or Converted into at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each Eurodollar Loan (or, in any event, if the Affected Bank so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically Convert to a Floating Rate Loan. Each Floating Rate Loan made by an Affected Bank which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an "Affected Loan") shall, notwithstanding any other provision of this Agreement, remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

     SECTION 8.4 FUNDING LOSSES. The Company hereby agrees that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Company will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain Eurodollar Loans), as reasonably determined by such Bank, as a result of (a) any payment or prepayment or Conversion of any Eurodollar Loan of such Bank on a date other than the last day of an Interest Period for such Loan (including, without limitation, any Conversion pursuant to SECTION 8.3) or (b) any failure of the Company to borrow or Convert any Loans on a date specified therefor in a notice of borrowing or Conversion pursuant to this Agreement. For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable.

     SECTION 8.5 RIGHT OF BANKS TO FUND THROUGH OTHER OFFICES. Each Bank may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or Affiliate of such Bank to make such Loan, PROVIDED that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Bank and the obligation of the Company to repay such Loan shall nevertheless be to such Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

     SECTION 8.6    DISCRETION OF BANKS AS TO MANNER OF FUNDING.
Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Revolving Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

     SECTION 8.7 CONCLUSIVENESS OF STATEMENTS; SURVIVAL OF PROVISIONS. Determinations and statements of any Bank pursuant to SECTION 8.1, 8.2, 8.3 or
8.4 shall be conclusive absent demonstrable error. Banks may use reasonable averaging and attribution methods in determining compensation under SECTIONS 8.1 and 8.4, and the provisions of such Sections shall survive termination of this Agreement.

     SECTION 9      WARRANTIES.

     To induce the Agent and the Banks to enter into this Agreement and to make Loans and issue or purchase participation in Letters of Credit hereunder, the Company warrants to the Agent and the Banks that:

     SECTION 9.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly existing and in good standing under the laws of the State of Delaware; each Subsidiary is a corporation duly existing and in good standing under laws of the state of its respective incorporation; and the Company and each Subsidiary is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required and the failure to so qualify would materially and adversely affect the Company's financial condition, operations, or business prospects. Schedule 9.1 lists the foreign jurisdictions of the Company.

     SECTION 9.2 AUTHORIZATION; NO CONFLICT AND VALIDITY OF OBLIGATIONS. The Company has full right and authority to enter into this Agreement, to make the borrowings herein provided for, to request that Letters of Credit be issued hereunder, to issue its Revolving Notes and to perform all of its obligations under the Loan Documents; each Loan Document delivered by the Company has been duly authorized, executed and delivered by the Company and constitutes the valid and binding obligations of the Company enforceable in accordance with their terms; and the Loan Documents do not, nor does the performance or observance by the Company of any of the matters or things therein provided for, contravene any provision of law or the certificate of incorporation or bylaws of the Company or any material covenant, indenture or agreement of or affecting the Company.

     SECTION 9.3 SUBSIDIARIES. The Subsidiaries of the Company and their respective states of incorporation and foreign jurisdictions are designated on
Schedule 9.3.

     SECTION 9.4 FINANCIAL STATEMENTS. The Company's audited consolidated financial statement as at December 31, 1992 and, except as disclosed on Schedule 9.4, its unaudited consolidated financial statement as at September 30, 1993, copies of which have been furnished to the Banks, have been prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year, and accurately present the financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended, and since such dates there has been no material adverse change in their financial condition or operations or business prospects.

     SECTION 9.5 NO MATERIAL ADVERSE CHANGE. Except as disclosed on Schedule 9.5, since September 30, 1993, there has been no material change in the management of the Company and there has been no material adverse change in the condition, financial or otherwise, or business prospects of the Company or the Subsidiaries.

     SECTION 9.6 LITIGATION AND CONTINGENT LIABILITIES. Except as disclosed in Schedule 9.6, there is no litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings pending or, to the best of the Company's knowledge, threatened against the Company or any Subsidiary which if adversely determined would (i) result in any material adverse change in the financial condition or continued operations of the Company or its Subsidiaries or (ii) impair the validity or enforceability of, or materially impair the ability of the Company to perform its obligations hereunder or under any of the Loan Documents. Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any contingent liabilities singly or in the aggregate in excess of $500,000 not provided for or disclosed in the financial statements referred to in SECTION 9.4.

     SECTION 9.7 LIENS. None of the assets of the Company or any Subsidiary is subject to any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest, EXCEPT liens permitted by SECTION 10.11.

     SECTION 9.8 PENSION AND WELFARE PLANS. Each of the Company and Subsidiaries is in compliance in all material respects with ERISA with respect to all employee benefit plans maintained by the Company or Subsidiaries and has received no notice to the contrary from the PBGC or any other governmental entity or agency. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty. Except as described in SCHEDULE 9.8, the Company has no contingent liability with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I to ERISA and described in applicable state continuation coverage laws.

     SECTION 9.9 INVESTMENT COMPANY ACT. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 9.10 REGULATION U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit, and will not use the proceeds of any of the Revolving Loans, for the purpose of purchasing or carrying Margin Stock and the Company will not use the proceeds of the Revolving Loans in a manner that violates any provision of Regulations U, G or X of the Board of Governors of the Federal Reserve System.

     SECTION 9.ll APPROVALS. No authorization, consent, license, exemption or filing or registration with any court or governmental department, agency or instrumentality, or any approval or consent from any other Person is necessary in connection with the valid execution, delivery or performance by the Company of the Loan Documents.

     SECTION 9.12 COMPANY'S MATERIAL AGREEMENTS. The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default might have a material adverse affect on the business, properties or assets, operations or conditions (financial or otherwise) of the Company or
(ii) any agreement or instrument evidencing or governing indebtedness.

     SECTION 9.13 TAXES. Each of the Company and its Subsidiaries has filed all tax returns which are required to have been filed and has paid, or made adequate provision for the payment of, all of its taxes which are due and payable, except such taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been maintained. The Company is not aware of any proposed assessment against the Company or any of its Subsidiaries for additional taxes (or any basis for any such assessment) which might be material to the Company.

     SECTION 9.14 INSURANCE. Schedule 9.14 completely and accurately summarizes the property and casualty insurance program carried by the Company and its Subsidiaries and includes any self insurance program that is in effect.

     SECTION 9.15 BUSINESS LOCATIONS. The office where the Company keeps its books and records concerning the Collateral and other property of the Company and the principal place of business of the Company is set forth on the signature pages of this Agreement. Schedule 9.15 lists the address of any other place of business of the Company and its Subsidiaries.

     SECTION 9.16 CONTROL OF COLLATERAL; PERSONAL PROPERTY LEASE AGREEMENTS. The Company is not now conducting, or permitting or suffering to be conducted, any activities (other than in the ordinary course of its business) pursuant to or in conjunction with which any of the Collateral is now, or will be (while any obligations exist hereunder or this Agreement is in effect) in the possession or control of, any Person other than the owner thereof other than in the ordinary course of business.

     SECTION 9.17 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 9.17, to the best of the Company's knowledge, (a) the Company and the Subsidiaries comply in all material respects with all applicable Environmental Laws, (b) the Company and the Subsidiaries have obtained all Governmental Approvals required for its operations, and its use and/or occupancy of any real property by any applicable Environmental Law, (c) there are no pending or threatened claims, notices, investigations or litigation involving the Company or any Subsidiaries relating to any Release, threatened Release or disposal of any Hazardous Material, and (d) the Company and the Subsidiaries have no pending material liability for response or corrective action, natural resource damage, or other harm pursuant to CERCLA, RCRA, or any comparable state law.

     Section 9.18 TREATMENT AND STORAGE. Except in compliance with applicable law in all material respects, or as otherwise described on Schedule 9.18, any real property currently owned by or leased to the Company and any Subsidiaries does not contain any of the following: (a) underground storage tanks, (b) any landfills or dumps, or (c) hazardous waste management facilities as defined pursuant to RCRA or comparable state law.

     SECTION 9.19 COMPLIANCE WITH LAWS. To the best of the Company's knowledge, the Company and the Subsidiaries are in compliance in all material respects with all applicable statutes, laws, rules and regulations.

     SECTION 9.20 INFORMATION. All information heretofore or contemporaneously herewith furnished by the Company to any Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all information hereafter furnished by or on behalf of the Company to any Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

     SECTION 10     COVENANTS.

     Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the Revolving Notes are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Banks shall otherwise expressly consent in writing, it will:

     SECTION 10.1 REPORTS, CERTIFICATES AND OTHER INFORMATION. Furnish to each Bank:

     SECTION 10.1.1 AUDIT REPORT. Within 90 days after each fiscal year of the Company, a copy of an annual audit report of the Company and its Subsidiaries for such fiscal year then ended prepared on a consolidating and consolidated basis and in conformity with GAAP (except for such consolidating statements) applied on a basis consistent with the audited consolidated financial statement of the Company and its Subsidiaries as at December 31, 1992, duly certified (except for such consolidating statements) by Coopers & Lybrand, or other independent certified public accountants of recognized standing selected by the Company and reasonably acceptable to the Banks, certified without qualification by such independent certified public accountants together with a certificate to the effect that, in making the examination necessary for the signing of such annual audit report by such independent certified public accountants, they have not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing, or if they have become aware of any such event, stating the nature and status thereof.

     SECTION 10.1.2 QUARTERLY REPORTS. Within 45 days after the end of each Fiscal Quarter (except the fourth Fiscal Quarter), a copy of (a) the unaudited consolidated and consolidating balance sheets of the Company and the Subsidiaries as of the close of such Fiscal Quarter and the related consolidated changes in financial position for that portion of the fiscal year and (b) the unaudited consolidated and consolidating statements of income of the Company and its Subsidiaries, in each case prepared in substantially the same manner as the audit report referred to in SECTION 10.1.1 and signed by the Chief Financial Officer of the Company.

     SECTION 10.1.3 MONTHLY REPORTS. Within 30 days after the end of each month of each fiscal year of the Company, the Directors' Statement which at a minimum provides the unaudited financial statements of the Company and its Subsidiaries prepared in substantially the same manner as Schedule 10.1.3, and is signed by the Chief Financial Officer of the Company. In addition, within ten (10) days after the end of each month of each fiscal year of the Company, the Company shall deliver to Agent an updated Borrowing Base Report and a receivables aging certificate in the form acceptable to the Agent.

     SECTION 10.1.4 COMPLIANCE CERTIFICATES. Within 45 days after the end of each Fiscal Quarter, a certificate signed by the President or the Chief Financial Officer of the Company to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this SECTION 10.

     SECTION 10.1.5 REPORTS TO SEC AND TO SHAREHOLDERS. Copies of each filing and report made by the Company or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission, and of each communication from the Company or any Subsidiary to shareholders of the Company generally, promptly upon the filing or making thereof.

     SECTION 10.1.6 NOTICE OF DEFAULT, LITIGATION AND ERISA MATTERS. As soon as possible, but in no event later than 30 days, after the Company learns of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Company or the Subsidiary affected with respect thereto: (i) the occurrence of an Event of Default or an Unmatured Event of Default, or (ii) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding which is materially adverse to the Company and its Subsidiaries on a consolidated basis, or (iii) the institution of any steps by the Company or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a lien under
Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty, or any material increase in the contingent liability of the Company with respect to any post-retirement Welfare Plan benefit.

     SECTION 10.1.7 SUBSIDIARIES. A written report of any changes in the list of its Subsidiaries within thirty (30) days of such change.

     SECTION 10.1.8 PROJECTIONS. Within 60 days after the end of each fiscal year of the Company, a copy of the one-year projections (quarter by quarter) of the Company and its Subsidiaries, including balance sheets and statements of earnings and cash flow prepared on a consolidated and on a divisional basis.

     SECTION 10.1.9 OTHER INFORMATION. From time to time such other information concerning the Company and its Subsidiaries as the Agent or any Bank may reasonably request.

     SECTION 10.2 BOOKS, RECORDS AND INSPECTIONS. Maintain, and cause each Subsidiary to maintain, complete and accurate books and records; permit, and cause each Subsidiary to permit, access by the Agent and each Bank to the books and records of the Company and of any Subsidiary; permit, and cause each Subsidiary to permit, the Agent and each Bank to inspect the properties and operations of the Company and of any Subsidiary; and, if the Agent and each Bank are unable to conduct such review, permit, and cause each Subsidiary to permit, any accounting firm selected by the Agent which is reasonably satisfactory to the Company, on a semi-annual basis, to conduct, at the Company's expense, such reviews of the books and records of the Company and of any Subsidiary as the Agent shall reasonably request.

     SECTION 10.3 INSURANCE. Maintain, and cause each Subsidiary to maintain, such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated.

     SECTION 10.4 TAXES AND LIABILITIES. Pay, and cause each Subsidiary to pay, when due all taxes, assessments and other liabilities except as contested in good faith and by appropriate proceedings.

     SECTION 10.5 NET WORTH. Not permit the Company's Consolidated Net Worth at any time to be less than (a) $50,000,000 from the Effective Date through December 31, 1994, (b) $58,000,000 from January 1, 1995 through December 31, 1995 and (c) $67,000,000 from January 1, 1996 through December 31, 1996;
PROVIDED, HOWEVER, that these amounts shall be increased by the full amount of any gains recorded in the sale of any of the Company's assets not in the ordinary course of its business and by the amount of any proceeds from the sale of any capital stock of the Company, except for up to $1,300,000 in the aggregate of the amount of any gains recorded in the sale of certain assets identified on Schedule 10.5.

     SECTION 10.6 CONSOLIDATED OPERATING INCOME. Achieve Consolidated Operating Income of the Company on a cumulative basis in the amounts and at the applicable periods set forth below:


     Period                                       Amount
     ---------------------------------------------------

     From January 1, 1994 through:
     March 31, 1994                          $ 3,750,000

     June 30, 1994                           $ 7,750,000



     September 30, 1994                      $10,250,000

     December 31, 1994 and thereafter
     as of the last day of any Fiscal
     Quarter, for the period of four
     consecutive Fiscal Quarters
     ending on such last day                 $11,000,000


     SECTION 10.7 FUNDED DEBT RATIO. Not permit the ratio of (x) Consolidated Total Funded Debt to (y) Consolidated Operating Income during any four consecutive Fiscal Quarters first measured as of December 31, 1994, to exceed the ratio of 3 to 1.

     SECTION 10.8 INTEREST COVERAGE. Not permit the ratio of (a) Consolidated Operating Income to (b) interest expense (before any deferral and capitalization of such interest), in each case, of the Company and its Subsidiaries on a consolidated basis as of the end of each Fiscal Quarter of the Company in 1994 and thereafter during any four (4) consecutive Fiscal Quarters to be less than
3.5 to 1.

     SECTION 10.9.1 RESTRICTION ON CERTAIN PAYMENTS AND EXPENSES. Not permit the aggregate rental expense under Capital Leases and Long Term Leases during any fiscal year to exceed 10% of Consolidated Net Worth.

     SECTION 10.9.2 PURCHASE OR REDEMPTION OF COMPANY'S SECURITIES; DIVIDEND RESTRICTIONS. Not purchase or redeem any shares of the capital stock of the Company, declare or pay any dividends thereon (other than stock dividends), make any distribution to stockholders or set aside any funds for any such purpose, and not prepay, purchase or redeem, and not permit any Subsidiary to purchase, any subordinated indebtedness of the Company; PROVIDED, HOWEVER, that so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company may (i) make cash dividends to and repurchase the shares from the holders of the Preferred Stock of the Company, in each case, in the amounts specified in the Amended and Restated Certificate of Incorporation of the Company as of the date hereof, and (ii) purchase the common stock of the Company to be held by the Company as treasury shares for its own account or otherwise considered treasury shares, up to $5,000,000 in the aggregate.

     SECTION 10.9.3 CAPITAL EXPENDITURES.  Except as otherwise permitted by
SECTION 10.13(b) and the exercise by the Company of its option to purchase certain equipment in the CIT Sale/Leaseback, not, and not permit any Subsidiary to, purchase or otherwise acquire, or commit to purchase or otherwise acquire, any fixed assets in the aggregate in excess of $9,000,000 for each of the fiscal years of the Company ending on December 31, 1994 and December 31, 1995 and $11,500,000 for the fiscal year of the Company ending on December 31, 1996.

     SECTION 10.9.4 SALES AND LEASEBACKS. Enter into or permit any Subsidiary to enter into, any Sale and Leaseback in excess of $10,000,000 in the aggregate during the term of this Agreement unless the related sale transaction is otherwise permitted under this Agreement.

     SECTION 10.10 INDEBTEDNESS. Not, and not permit any Subsidiary to, incur or permit to exist any indebtedness or liability on account of deposits or advances or for borrowed money or for the deferred purchase price of any property or services, except (i) the obligations arising under the Commitments,
(ii) obligations under any Capital Lease permitted under Section 10.9.1, (iii) indebtedness of any Subsidiaries to the Company or any other Subsidiaries, (iv) indebtedness of the Company relating to any hedging agreements entered into by the Company, (v) current liabilities of the Company arising in the ordinary course of business, (vi) the obligations of the Company in connection with the Letter of Credit Applications or the Letters of Credit, (vii) debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made, (viii) indebtedness subordinated to the obligations of this Agreement, with terms and conditions acceptable to Agent, (ix) indebtedness assumed by the Company in connection with acquisitions permitted by SECTION 10.13, (x) indebtedness described in Part B of Schedule 10.10, and (xi) other indebtedness of the Company not to exceed $1,000,000 in the aggregate. Part A of Schedule 10.10 specifically describes the indebtedness of the Company and Subsidiaries which shall be satisfied on or before the Effective Date. Part B of Schedule 10.10 specifically describes the indebtedness of the Company and Subsidiaries which will remain after the Effective Date.

     SECTION 10.11 LIENS. Not, and not permit any Subsidiary to, create or permit to exist, any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest with respect to any assets now owned or hereafter acquired, EXCEPT (i) for current taxes not delinquent or for taxes being contested in good faith and by appropriate proceedings, (ii) liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, (iii) those granted by any Subsidiary to secure indebtedness of such Subsidiary to the Company or any Subsidiary, (iv) liens in favor of the Agent and the Banks in connection herewith, (v) preexisting liens on or security interests affecting assets acquired pursuant to SECTION 10.13, (vi) liens arising in the ordinary course of business and consistent with past practices not to exceed $1,000,000 in the aggregate, or (vii) liens listed in SCHEDULE 10.11.

     SECTION 10.12 GUARANTIES, LOANS OR ADVANCES. Not, and not permit any Subsidiary to, become or be a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any advances to any other person or entity, EXCEPT for (i) the endorsement, in the ordinary course of collection, of instruments payable to it or to its order,
(ii) loans or advances by the Company to any Subsidiary, (iii) advances not to exceed, in the aggregate for the Company and all Subsidiaries at any one time outstanding, $150,000 to officers and employees and $100,000 to subcontractors or suppliers other than Subsidiaries, (iv) customary and usual indemnities given in connection with any Permitted Dispositions, (v) indemnities of the Bush Hog and Verson Divisions given to certain of their customers and dealers in the ordinary course of business and consistent with past practices, (vi) customary and usual indemnities given by the Company in connection with past divestitures,
(vii) deposits not to exceed, in the aggregate for the Company and all Subsidiaries at any one time outstanding, $1,000,000 to the sellers of fixed assets in connection with the purchase by the Company of such fixed assets.

     SECTION 10.13 MERGERS, CONSOLIDATIONS, SALES. Not, and not permit any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets, or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell, transfer, lease or otherwise dispose of any Collateral (as defined in the Security Agreement) in violation of the Security Agreement, or sell or assign with or without recourse any receivables, EXCEPT for:

          (a) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any wholly-owned Subsidiary into the Company or into, with or to any other wholly-owned Subsidiary and any such purchase or other acquisition by the Company or any wholly-owned Subsidiary of the assets or stock of any wholly-owned Subsidiary;

          (b) a negotiated acquisition of any Person which, in the Agent's sole discretion, is compatible with the business of the Company or Subsidiaries and that the total consideration paid or given for such acquisitions during any four consecutive calendar quarters shall not exceed $7,500,000; and

          (c) the sale, lease, transfer or other disposition of any of the assets generally described on Schedule 10.13; and

          (d) other than as permitted in Section 10.13(c), the sale, transfer or disposition of any fixed asset(s), as long as either: (i) the consideration paid or given to the Company or Subsidiary is less than $250,000 singly and $500,000 in the aggregate during any 12 month period or (ii) the Company uses the proceeds of such transaction to finance the purchase of replacement fixed asset(s), delivering to the Agent written evidence of the use of the proceeds and such replacement fixed asset(s) is free and clear of all liens;

PROVIDED, HOWEVER, that as to all mergers, consolidations, acquisitions, sales and transfers no Event of Default or Unmatured Event of Default shall have occurred and be continuing or will result therefrom. For purposes of this
SECTION 10.13, for all such transactions, the term "consideration" shall include the amount of any indebtedness for borrowed money assumed by the Company PLUS the amount, if any, by which the difference of (a) the amount of the liabilities of the acquired Person assumed by the Company LESS (b) the amount of the indebtedness for borrowed money assumed by the Company exceeds the value of the Tangible Assets of such acquired Person.

     SECTION 10.14 INVESTMENTS. Not, and not permit any Subsidiary to, make or permit any Investment in any Person, except for:

          (a) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business consistent with past practices;

          (b) Investments and securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States of America or any agency thereof;

          (c) Investments and commercial paper maturing within 270 days or less from the date of issuance rated in the highest grade by a nationally recognized credit agency;

          (d) Investments and certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any State thereof having capital, surplus and undivided profits aggregating at least $100,000,000;

          (e) Investments of the Company outstanding on the date hereof to the extent disclosed in the financial statements referred to in SECTION 9.4 or disclosed on Schedule 10.14;

          (f) Investments in overnight repurchase or reverse repurchase transactions involving marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, entered into with a counter party with a net worth in excess of $100,000,000;

          (g) Investments of the Company evidenced by promissory or demand notes issued by purchasers of assets of the Company permitted by the terms of this Agreement; and

          (h) Investments permitted under Sections 10.9.1, 10.9.2, 10.9.3, 10.9.4, 10.10, 10.12 and 10.13.

     SECTION 10.15  ENVIRONMENTAL COVENANTS.

     SECTION 10.15.1 ENVIRONMENTAL RESPONSE OBLIGATION. (a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable Environmental Laws, or judicial or administrative orders requiring the performance at any real property owned, operated, or leased by the Company or any Subsidiary of activities in response to the release or threatened release of a Hazardous Material except for the period of time that the Company or such Subsidiary is diligently in good faith contesting such order; (b) notify the Bank within 30 days of the receipt of any written claim, demand, proceeding, action, or notice of liability by any Person arising out of or relating to the release or threatened release of a Hazardous Material; and (c) notify the Bank promptly, but in no event later than thirty (30) days, after the occurrence of any release, threat of release, or disposal of Hazardous Material reported to any governmental regulatory authority at any real property owned, operated, or leased by the Company or any Subsidiary.

     SECTION 10.15.2 ENVIRONMENTAL LIABILITIES. Not violate in any material respect any applicable Environmental Law and, without limiting the foregoing, not commence disposal of any Hazardous Material into or onto any real property owned, operated, or leased by the Company or any Subsidiary nor allow any lien imposed pursuant to any law, regulation or order relating to Hazardous Materials or the disposal thereof to remain on such real property.

     SECTION 10.16 UNCONDITIONAL PURCHASE OBLIGATIONS. Not, and not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

     SECTION 10.17 EMPLOYEE BENEFIT PLANS. Maintain, and cause each Subsidiary to maintain, each Pension Plan in compliance in all material respects with all applicable requirements of the law and regulations.

     SECTION 10.18 USE OF PROCEEDS. Not use or permit any proceeds of the Revolving Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

     SECTION 10.19 OTHER AGREEMENTS. Not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

     SECTION 10.20 COMPLIANCE WITH LAWS. Comply, and cause each Subsidiary to comply in all material respects with all applicable statutes, laws, rules and regulations.

     SECTION 11     EFFECTIVENESS; CONDITIONS OF LENDING.

     SECTION 11.1 EFFECTIVENESS. SECTIONS 1 through 7 of this Agreement shall become effective on such date (herein called the "Effective Date") that (i) the conditions specified in SECTION 11.2 have been satisfied, (ii) the Agent shall have received the fees described in SECTIONS 5.1, 5.2 and 5.3 (to the extent then due), and (iii) the Agent shall have received all the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Bank:

     SECTION 11.1.1 REVOLVING NOTES. The Revolving Notes of the Company payable to the order of each Bank.

     SECTION 11.1.2 SECURITY AGREEMENT. A Security Agreement, substantially in the form of EXHIBIT D (herein, as amended or otherwise modified from time to time, called the "Security Agreement").

     SECTION 11.1.3 RESOLUTIONS. Certified copies of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the Notes, the Letter of Credit Applications, the Security Agreement and the other documents to be executed by the Company pursuant to this Agreement.

     SECTION 11.1.4 CONSENTS AND APPROVALS. The required consents and governmental approvals (if any) with respect to this Agreement, the Revolving Notes, the Letter of Credit Applications, the Security Agreement, and the other documents to be executed by the Company pursuant to this Agreement.

     SECTION 11.1.5 INCUMBENCY AND SIGNATURES. A certificate of the Secretary or an Assistant Secretary of the Company certifying the names of the officer or officers of the Company authorized to sign this Agreement, the Notes, the Letter of Credit Applications, the Security Agreement and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (it being understood that the Agent and the Banks may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

     SECTION 11.1.6 OPINIONS OF COUNSEL FOR THE COMPANY. The opinions of Gardner, Carton & Douglas, and David B. Corwine, Esq. as counsels for the Company, substantially in the forms set forth in EXHIBIT E.

     SECTION 11.1.7 FINANCING STATEMENTS, ETC. Evidence, in form and substance satisfactory to the Agent, that duly executed Uniform Commercial Code financing statements and similar documents have been filed in such offices as the Agent may require to perfect and preserve the security interest in the collateral under the Collateral Documents in favor of the Agent and the Banks.

     SECTION 11.1.8 OTHER DOCUMENTS. Such other documents as the Agent or any Bank may reasonably request.

     SECTION 11.2 ALL LOANS AND LETTERS OF CREDIT. The occurrence of the Effective Date and the obligation of each Bank to make any Revolving Loan and to issue any Letter of Credit is subject to the conditions precedent that:

     SECTION 11.2.1 NO DEFAULT. (a) No Event of Default, or Unmatured Event of Default, has occurred and is continuing or will result from the making of such Revolving Loan or the issuance of such Letter of Credit and (b) the warranties of the Company contained in Section 9 are true and correct as of the date of such requested Revolving Loan or the issuance of such Letter of Credit, with the same effect as though made on such date.

     SECTION 11.2.2 CONFIRMATORY CERTIFICATE. At least three (3) business days before any requested borrowing (either in the form of a Revolving Loan or issuance of a Letter of Credit), the Agent shall have received (in sufficient counterparts to provide one to each Bank) a Borrowing Base Report, together with such other documents as the Agent may reasonably request in support thereof, including, without limitation, in the case of each Revolving Loan other than the initial Revolving Loan and each Letter of Credit, duly executed and updated copies or other confirmations of the continuing effectiveness of any or all of the documents provided for in SECTION 11.1.

     SECTION 11.2.3 LITIGATION. No litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings not disclosed in writing by the Company to the Banks prior to the date of the last previous Revolving Loan hereunder (or, in the case of the initial Revolving Loan prior to the date of execution and delivery of this Agreement) are pending or known to be threatened against the Company or any Subsidiary, and no material development not so disclosed has occurred in any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings so disclosed, which in the opinion of the Banks is likely to materially adversely affect the financial position or business of the Company or any Subsidiary or impair the ability of the Company to perform its obligations under this Agreement or any Instrument.

     SECTION 11.2.4 CORPORATE REORGANIZATION. The Company shall have reorganized its corporate structure consistent with the resolutions and agreements attached as Exhibit E.

     SECTION 12      EVENTS OF DEFAULT AND THEIR EFFECT.

     SECTION 12.1 EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

     SECTION 12.1.1 NON-PAYMENT OF NOTES, ETC. Default in the payment when due of (a) any principal of, or interest on, any Revolving Note or (b) any reimbursement obligation with respect to any Letter of Credit or any fees payable by the Company hereunder.

     SECTION 12.1.2 NON-PAYMENT OF OTHER INDEBTEDNESS FOR BORROWED MONEY. Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other indebtedness for borrowed money of, or guaranteed by, the Company or any Subsidiary in excess of $250,000 in the aggregate or default in the performance or observance of any obligation or condition with respect to any such other indebtedness if the effect of such default is to accelerate the maturity of any such indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its expressed maturity.

     SECTION 12.1.3 OTHER MATERIAL OBLIGATIONS. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by the Company or any Subsidiary with respect to any material purchase or lease of goods or services reasonably valued in excess of $750,000 in the aggregate (and not constituting an Event of Default under any of the other provisions of this SECTION 12) and except only to the extent that the existence of any such default is being contested by the Company or such Subsidiary in good faith and by appropriate proceedings.

     SECTION 12.1.4 BANKRUPTCY, INSOLVENCY. The Company or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 30 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Subsidiary), is commenced in respect of the Company or any Subsidiary, and if such case or proceeding is not commenced by the Company or such Subsidiary, it is consented to or acquiesced in by the Company or such Subsidiary or remains for 30 days undismissed; or the Company or any Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.

     SECTION 12.1.5 NON-COMPLIANCE WITH THIS AGREEMENT. Failure by the Company to comply with or to perform any provision of this Agreement (and not constituting an Event of Default under any other provision of this SECTION 12) and continuance of such failure for 15 days after notice thereof to the Company from the Agent, any Bank, or the holder of any Revolving Note.

     SECTION 12.1.6 WARRANTIES. Any warranty made by the Company herein or in any Instrument is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice, or other writing furnished by the Company to the Agent or any Bank is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

     SECTION 12.1.7 PENSION PLANS. (a) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $100,000, or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA.

     SECTION 12.1.8 COLLATERAL DOCUMENTS. Default in the performance of any of the Company's or any third party's agreements set forth in any of the Collateral Documents or any other security instrument or other agreement executed pursuant hereto (and not constituting an Event of Default under any other provision of this SECTION 12) and continuance of such default for 10 days after notice thereto to the Company from the Agent, any Bank or holder of any Revolving Note.

     SECTION 12.1.9 CONTINUING VALIDITY. Except as provided in SECTION 4.5, any security interest in, assignment of, or lien on any of the Company's assets granted to the Agent for the benefit of the Banks shall fail to remain in full force or effect, or the Company or any party (including, without limitation, any trustee in bankruptcy) through or on its behalf shall contest or question the validity, binding nature or enforceability or any Collateral Document or any security interest, assignment or lien granted to the Agent for the benefit of the Banks.

     SECTION 12.1.10 MATERIAL ADVERSE CHANGE. There is a material adverse change in the financial or business conditions or prospects of the Company or any of the Subsidiaries.

     SECTION 12.1.11 CHANGE OF CONTROL. The acquisition, through purchase or otherwise (including the agreement to act in concert without more), by any Person or group of Persons acting in concert directly or indirectly, in one or more transactions, of beneficial ownership or control of securities representing more than fifty percent (50%) of the combined voting power of the Company's voting stock. For purposes of this definition,

"beneficial ownership" shall have the meaning set forth in Rule 13d-3 under the Securities and Exchange Act of 1934. A merger or consolidation pursuant to
Section 10.13 with respect to which the voting stock of the surviving corporation is not more than fifty percent (50%) owned by the Company shall constitute a "Change of Control."

     SECTION 12.2 EFFECT OF EVENT OF DEFAULT. If any Event of Default described in SECTION 12.1.4 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Revolving Notes and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to deliver to the Agent cash collateral in an amount equal to the outstanding face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, in the case of any other Event of Default, the Agent may (and upon written request of the Banks shall) declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Revolving Notes and all other obligations hereunder to be due and payable and/or demand that the Company immediately deliver to the Agent cash collateral in an amount equal to the outstanding face amount of all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Revolving Notes and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to deliver to the Agent cash collateral in an amount equal to the face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Agent (without liability for interest thereon) and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Agent to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

     SECTION 13 CERTAIN DEFINITIONS. When used herein the following terms shall have the following meaning (such definitions to be applicable to both the singular and plural forms of such terms):

     AFFILIATE shall mean, with respect to any Person, a Person: (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; (b) which beneficially owns or holds, directly or indirectly, five percent (5%) or more of any class of the Voting Stock (or, in the case of a Person which is not a corporation, five percent (5%) or more of the equity interest) of such Person; or (c) five percent (5%) or more of the Voting Stock (or, in the case of a Person which is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by such Person; PROVIDED, HOWEVER, that no Bank shall in any event be deemed to be an Affiliate of the Company or any Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock or an equity interest, by contract, or otherwise.

     AGENT - see PREAMBLE.

     AGREEMENT - see PREAMBLE.

     ALTERNATE REFERENCE RATE shall mean, on any date and with respect to all Floating Rate Loans, a fluctuating rate of interest per annum (rounded upward to the next highest one-eighth (1/8) of one percent (1%) if not already an integral multiple of one-eighth (1/8) of one percent (1%)) equal to the higher of (a) the rate of interest most recently announced by the Agent at its Chicago office as its Reference Rate; or (b) the Market Federal Funds Rate most recently determined by the Agent plus one-half percent (.50%).

     The Alternate Reference Rate is not necessarily intended to be the lowest rate of interest determined by the Agent in connection with extensions of credit. For purposes of this Agreement (i) any change in the Alternate Reference Rate due to a change in the Reference Rate shall be effective on the date such change in the Reference Rate is announced and (ii) any change in the Alternate Reference Rate due to a change in the Market Federal Funds Rate shall be effective on the effective date of such change in the Market Federal Funds Rate. If for any reason the Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Market Federal Funds Rate for any reason, including, without limitation, the inability or failure of the Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Alternate Reference Rate shall be the Reference Rate until the circumstances giving rise to such inability no longer exist. The Agent will give notice promptly to the Company and the Banks of changes in the Alternate Reference Rate.

     BANK - see PREAMBLE.

     BORROWING BASE shall mean at any date an amount equal to 100% of the sum of the following: (A) 80% of the Net Bush Hog 0 - 90 days Eligible Receivables;
(B) 75% of the Net Bush Hog 91 - 180 Days Eligible Receivables; (C) 65% of the Net Bush Hog 181 - 240 Days Eligible Receivables; (D) 50% of the Net Bush Hog Over 240 Days Eligible Receivables; (E) 80% of the Net Coz Eligible Receivables;
(F) 85% of the Net Verson Eligible Receivables; (G) 45% of the Net Bush Hog Eligible Raw Material Inventory; (H) 45% of the Net Bush Hog Purchased Parts Inventory; (I) 55% of the Net Bush Hog Eligible Finished Goods Inventory; (J) 50% of the Net Coz Eligible Raw Material Inventory; (K) 50% of the Net Verson Eligible Raw Material Inventory; and (L) 10% of the Net Verson Eligible Work-In-Process Inventory. Measurement of the Receivables shall be as of the preceding Friday unless the date of determination is a Monday, in which case the measurement shall be as of the second preceding Friday, and measurement of the Inventories shall be as of the close of the Company's business on the last day of the preceding month unless the date of determination is prior to the 15th of the month, in which case the measurement shall be as of the close of the Company's business on the last day of the second preceding month.

     BORROWING BASE REPORT shall mean the report, together with the supporting calculations attached thereto, executed on behalf of the Company by its chief financial officer or treasurer substantially in the form of EXHIBIT B.

     BUSINESS DAY shall mean any day on which banks are open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a Eurodollar Loan, on which dealings are carried on in the interbank eurodollar market.

     CAPITAL EXPENDITURES shall mean all payments for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

     CAPITAL LEASE shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

     CAPITAL LEASE OBLIGATION shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

     CERCLA shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 ET SEQ., and any future amendments.

     CIT SALE/LEASEBACK shall mean that certain Master Lease Agreement, dated as of May 19, 1987, as amended, between the Company and the CIT Group/Equipment Financing, Inc.

     COLLATERAL shall mean the items of personal property described in SECTION
4.

     COLLATERAL DOCUMENTS shall mean the Security Agreement and the Uniform Commercial Code financing statements filed and/or recorded with the appropriate Person in connection therewith.

     COMMITMENTS shall mean the Revolving Loan Commitments and the Letter of Credit Commitments.

     COMPANY - see PREAMBLE.

     CONSOLIDATED OPERATING INCOME shall mean (a) the sum of (i) consolidated net income for such period, plus (ii) consolidated interest expense for such period, plus (iii) the aggregate amount which was deducted by the Company in respect of Federal, state and local income taxes by the Company and its Subsidiaries in determining the Company's consolidated net income for such period, LESS (b) the sum of (i) interest income for the period, plus (ii) extraordinary gains for the period.

     CONSOLIDATED NET WORTH shall mean, as of the date of any determination thereof, the assets minus the sum of the liabilities and the Preferred Stock of the Company and Subsidiaries on a consolidated basis. Assets and liabilities of the Company and Subsidiaries shall have the meanings usually given to such terms in accordance with GAAP.

     CONSOLIDATED TOTAL FUNDED DEBT shall mean the total of all Funded Debt of the Company and such Subsidiaries outstanding on such date determined in accordance with GAAP applied on a consistent basis.

     CONTINENTAL - see PREAMBLE.

     CONVERT, CONVERSION, AND CONVERTED shall refer to a conversion of Loans pursuant to SECTION 1.4, 3.3, 8.2 or 8.3.

     DEFAULTED RECEIVABLE shall mean at any time, a Receivable:

     (a) on which any amount (i) to the Bush Hog Division remains unpaid sixty-one days or more or (ii) to the Verson or Coz Division remains unpaid ninety-one days or more, in each instance, after the scheduled maturity of such amount;

     (b) as to which any of the Related Equipment has been repossessed or returned, or the related Obligor is subject to any Insolvency Event;

     (c) which should have been written off in accordance with the Company's practice as of the Effective Date; or

     (d) in respect of which payments have been extended or rewritten (i) for a purpose other than enhancing the ultimate collectability thereof, or (ii) more than once or for an additional period longer than thirty days, it being understood that if payments are extended or rewritten by the Company, such new terms shall govern for the purpose of subsection (a) above.

     DIRECTORS' STATEMENT shall mean the report prepared by the Company in the form of Schedule 10.1.3.

     DOLLAR and the sign "$" shall mean lawful money of the United States of America.

     EFFECTIVE DATE - see SECTION 11.1.

     ELIGIBLE PROGRESS BILLING RECEIVABLE shall mean a Progress Billing Receivable which meets each of the requirements set forth in the definition of "Eligible Receivable" other than the requirement that it not be a Progress Billing Receivable.

     Any Progress Billing Receivable which is at any time an Eligible Progress Billing Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Progress Billing Receivable until such time as it once again meets all of the foregoing requirements.

     For purposes of determining the Borrowing Base, the "amount" of each Eligible Progress Billing Receivable at any time shall be the book value thereof at such time.

     ELIGIBLE RAW MATERIAL INVENTORY shall mean any Inventory which meets each of the following requirements;

          (a)  it consists of raw materials;

          (b)  it is in good condition;

          (c) it is owned by the Company and is not subject to any lien or security interest whatsoever other than the security interest under the Loan Documents; and

          (d)  the Agent has a first perfected security interest therein.

Any Inventory which is at any time Eligible Raw Material Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Raw Material Inventory until such time as it once again meets all of the foregoing requirements.

     For purposes of determining the Borrowing Base, the "amount" of Eligible Raw Material Inventory at any time shall be the book value thereof at such time.

     ELIGIBLE RECEIVABLE shall mean each account receivable of the Company:

          (a) which complies with all applicable legal requirements, including, without limitation, to the extent applicable, all state and federal usury laws;

          (b) which (i) is not evidenced by and does not constitute an instrument or chattel paper, (ii) if the perfection of the Agent's security interest therein is governed by the laws of a jurisdiction where the Uniform Commercial Code -- Secured Transactions is in force, constitutes an account as defined in the Uniform Commercial Code as in effect in such jurisdiction, and (iii) if the perfection of the Agent's security interest therein is governed by the law of a jurisdiction where the Uniform Commercial Code -- Secured Transactions is not in force, the Company has furnished to the Agent such opinions of counsel and other evidence as has been reasonably requested, establishing to the reasonable satisfaction of the Agent, that the Agent's rights with respect thereto are not significantly less protected and favorable than such rights under the Uniform Commercial Code;

          (c) which constitutes a legal, valid and binding payment obligation (not (i) evidencing "consumer credit" within the meaning of 12 C.F.R. 226.2(p), as amended or replaced from time to time after the Effective Date or (ii) secured by Related Equipment deemed by the Company to be "consumer use equipment") of the related obligator, enforceable in accordance with its terms;

          (d) with respect to which, if such Receivable arose from the sale of goods, such goods were free of any liens or encumbrances at the time of sale, and if such Receivable is secured by a security interest in the Related Equipment, such equipment has been delivered to the related Obligor and is located in one of the 50 States, the District of Columbia, Canada, Mexico, or Russia; provided that with respect to a Receivable which arises from an Obligor located in Mexico or Russia, the payment thereof is secured by a letter of credit acceptable to Agent;

          (e) which provides for payment by the related Obligor (other than an Obligor obligated with regard to such Receivable solely on account of a guaranty or a recourse obligation), which is a Person (which, if a corporation, the principal place of business of which is) located in one of the 50 States or the District of Columbia or Canada and is not the Company or an Affiliate of the Company, in United States dollars with terms (of payment or otherwise) which do not vary materially from industry practice for similar receivables.

          (f) which was originated in conformity with credit standards which were not materially lower than the standards of the Company in effect on the Effective Date;

          (g) which is not a Defaulted Receivable, a Progress Billing Receivable or an Unbilled Receivable;

          (h) which is not subject to laws which would make the grant of a security interest therein from the Company to the Agent under the Loan Documents unlawful;

          (i) with respect to which all valid and enforceable conditions to or other restrictions on grant of a security interest set forth in the related contract shall have been satisfied;

          (j) which has not been owned by any entity as to which an Insolvency Event has occurred; and

          (k)  in which the Agent has a first perfected security interest.

     Notwithstanding the foregoing, if a standby or commercial letter of credit has been issued in form and substance (including amount) satisfactory to the Agent in its sole discretion to support an account receivable of the Company, such account receivable shall be deemed to meet the requirements in clause (e) above as to the location of the related Obligor.

     An account receivable which is at any time an Eligible Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Receivable until such time as it once again meets all of the foregoing requirements.

     For purposes of determining the Borrowing Base, the "amount" of each Eligible Receivable at any time shall be the net amount of such Eligible Receivable (reduced by the amount of any refund, rebate, allowance, discount, or other concession to the Obligor in connection therewith) at such time.

     ELIGIBLE UNBILLED RECEIVABLE shall mean an Unbilled Receivable which arises in the ordinary course of business of the Company and which meets each of the requirements set forth in the definition of "Eligible Receivable" other than the requirement that it not be an Unbilled Receivable.

     Any Unbilled Receivable which is at any time an Eligible Unbilled Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Unbilled Receivable until such time as it once against meets all of the foregoing requirements.

     For purposes of determining the Borrowing Base, the "amount" of each Eligible Unbilled Receivable shall be the book value thereof at such time.

     ELIGIBLE WORK-IN-PROCESS INVENTORY shall mean any Inventory which meets each of the following requirements;

          (a)  it consists of work-in-process;

          (b)  it is in good condition;

          (c) it is owned by the Company and is not subject to any lien or security interest whatsoever other than the security interest under the Loan Documents; and

          (d)  the Agent has a first perfected security interest therein.

Any Inventory which is at any time Eligible Work-In-Process Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Work-In-Process Inventory until such time as it once again meets all of the foregoing requirements.

     For purposes of determining the Borrowing Base, the "amount" of Eligible Work-In-Process Inventory at any time shall be the book value thereof at such time (after giving effect to related contra asset accounts, including without limitation, such accounts for customer down payments).

     ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

     EUROCURRENCY RESERVE PERCENTAGE shall mean, with respect to each Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the aggregate maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other then applicable regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

     EURODOLLAR LOAN shall mean any Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Reserve Adjusted).

     EURODOLLAR OFFICE shall mean with respect to any Bank the office or offices of such Bank which shall be making or maintaining the Eurodollar Loans of such Bank hereunder or such other office or offices through which such Bank determines its Eurodollar Rate. A Eurodollar Office of any Bank may be, at the option of such Bank, either a domestic or foreign office.

     EURODOLLAR RATE shall mean, with respect to any Eurodollar Loan for any Interest Period, the rate per annum equal to the rate at which Dollar deposits in immediately available funds are offered to the Eurodollar Office of Continental two Business Days prior to the beginning of such Interest Period by major banks in the interbank eurodollar market as at or about the relevant local time of such Eurodollar Office, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal or comparable to the amount of the Eurodollar Loan of Continental for such Interest Period. As used herein, "relevant local time" as to any Eurodollar Office shall mean 11:00 A.M., London time, when such Eurodollar Office is located in Europe or the Middle East, or 11:00 A.M., Chicago time, when such Eurodollar Office is located in North America or the Caribbean.

     EURODOLLAR RATE (RESERVE ADJUSTED) shall mean, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

            Eurodollar Rate   =     EURODOLLAR RATE
          (Reserve Adjusted)        --------------------
                                    1-Eurocurrency
                                    Reserve Percentage

     EVENT OF DEFAULT shall mean any of the events described in SECTION 12.1.

     ENVIRONMENTAL LAW shall mean any current or future legal requirement pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 906 ET SEQ.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 ET SEQ.; Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 ET SEQ.; Clean Air Act of 1966, as amended, 42 USC 7401 ET SEQ.; Toxic Substances Control Act of 1976, 15 USC 2601 ET SEQ.; Hazardous Materials Transportation Act, 49 USC App. 1801 ET SEQ.; Occupational Safety and Health Act of 1970, as amended, 29 USC 651 ET SEQ.; Oil Pollution Act of 1990, 33 USC 2701 ET SEQ.; Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 ET SEQ.; National Environmental Policy Act of 1969, 42 USC 4321 ET SEQ.; Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) ET SEQ.; and any similar, implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

     FEDERAL FUNDS RATE shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System (including any such successor publication, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate". If on any relevant day the appropriate rate for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, that rate for such day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m., New York City time, on such day by each of three leading brokers of Federal funds transactions in New York City, selected by the Agent. The rate for any day which is not a Business Day shall be the rate for the immediately preceding Business Day.

     FISCAL QUARTER shall mean the period ending on either March 31, June 30, September 30 or December 31 of each year.

     FLOATING RATE LOAN shall mean any Loan which bears interest at or by reference to the Alternate Reference Rate.

     FUNDED DEBT shall mean all indebtedness of the Company and its Subsidiaries which by the terms of the agreement governing or instrument evidencing such indebtedness matures more than one year from, or is directly or indirectly renewable or extendable at the option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the creation thereof, including current maturities of long-term debt, revolving credit, short-term debt extendable beyond one-year at the option of the debtor, the present value of all Capital Lease Obligations and the Commitments.

     GAAP shall mean generally accepted accounting principles in the United States of American as in effect from time to time.

     GOVERNMENTAL APPROVAL shall mean any permit, license, variance, certificate, consent, letter, clearance, closure, exemption, decision or action or approval of a governmental authority.

     GROUP - see SECTION 1.2.

     HAZARDOUS MATERIAL shall mean: (a) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601(14) as amended by the Superfund
Amendments and Reauthorization Act, and including the judicial interpretation thereof; (b) any "pollutant or contaminant" as defined in 42
U.S.C.A. Section 9601(33); (c) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (d) any petroleum, including crude oil and any fraction thereof; (e) natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel;
(f) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; (g) any asbestos, polychlorinated biphenyl (PCB), or isomer or dioxin, and (h) any other substance, regardless of physical form, that is regulated under any environmentally related federal, state or local government statute, rule or regulation.

     INSOLVENCY EVENT shall mean, with respect to any Person, (i) the application for, consent to, or acquiescence in, the appointment of a receiver, trustee, custodian or liquidator of or for it or its business or of or for all or a substantial part of its assets; (ii) the filing of a voluntary petition or answer seeking reorganization or an arrangement with creditors or seeking to take advantage, as a debtor, of any other law (whether federal, state or foreign) relating to relief of debtors, or the admission (by answer, by default or otherwise) of the material allegations of a petition filed against it in any bankruptcy, reorganization, arrangement, insolvency or other proceeding whether federal, state or foreign) relating to relief of debtors, or the admission in writing of its inability to pay its debts generally as they become due; (iii) the permitting to continue unstayed for ten (10) days any judgment, decree or order which adjudges it a bankrupt or insolvent or approves as properly filed a petition seeking its reorganization or arrangement or appoints a receiver, trustee, custodian or liquidator of or for it or its business or of or for all or a substantial part of its assets or decrees the winding up or liquidation of its affairs; (iv) the filing against it, by Persons other than Banks prior to the occurrence of a Default, of any bankruptcy, reorganization, arrangement, insolvency or other proceeding (whether federal, state or foreign) relating to the relief of debtors, which proceeding shall not be dismissed within thirty
(30) days after the commencement thereof; (v) the commencement by or against it of a proceeding seeking its dissolution, liquidation or winding up, and, in the case of a proceeding commenced against it, the consent to such proceeding by it or its failure to cause such proceeding to be dismissed within thirty (30) days after the commencement thereof; or (vi) the taking of any corporate action in furtherance of any of the foregoing.

     INTEREST PERIOD - see SECTION 3.3.

     INVENTORY shall mean any and all now owned or hereafter acquired inventory, goods, merchandise, and other tangible personal property intended for sale or lease, in the custody or possession, actual or constructive, of the Company or any of its Subsidiaries, or in transit to the Company or any of its Subsidiaries, including such inventory as is on consignment to third parties, leased to customers of the Company or any of its

Subsidiaries, or otherwise temporarily out of the custody or possession of the Company or any of its Subsidiaries.

     INVESTMENT shall mean any investment, made in cash or by delivery of any kind of property or asset, in any Person, whether by acquisitions of stock or similar interest, or any other obligation or security, or by loan, advance or capital contribution, or otherwise.

     LASALLE shall mean LaSalle National Bank.

     LETTER OF CREDIT - see SECTION 1.1.3.

     LETTER OF CREDIT APPLICATION shall mean a letter of credit application in the form then used by Continental for the type of letter of credit requested (with appropriate adjustments to indicate that any letter of credit issued thereunder is to be issued pursuant to, and subject to the terms and conditions of, this Agreement).

     LETTER OF CREDIT COMMITMENTS shall mean the commitment of Continental to issue, and of each Bank to participate in, the Letters of Credit pursuant to
SECTION 1.1.3.

     LOAN DOCUMENTS shall mean this Agreement, the Collateral Documents, the Revolving Notes, the Letter of Credit Applications and all schedules, certificates, exhibits and notices delivered pursuant to any of the foregoing.

     LONG TERM LEASE shall mean any lease of any property (whether real, personal or mixed) whose term (including renewals and extensions) is greater than one (1) year.

     MARGIN shall mean 225 basis points unless (a) as of December 31, 1994 or
(b) during any consecutive four Fiscal Quarters thereafter, the Company maintains Consolidated Operating Income of at least $17,000,000, in which case the Margin shall mean 200 basis points. If any certificate delivered by the Company shall give rise to any adjustment in the Margin pursuant to the foregoing sentence, such adjustment shall be effective for all Eurodollar Loans (including any then-outstanding Eurodollar Loans) on the date which is 45 days (90 days in the case of any certificate delivered in connection with the annual audit report of the Company) after the date as of which such certificate is prepared.

     MARGIN STOCK shall mean any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System.

     MARKET FEDERAL FUNDS RATE means, for any period, a fluctuating interest rate per annum equal for each day during such period to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

     NET BUSH HOG ELIGIBLE FINISHED GOODS INVENTORY shall mean the finished goods inventory carried on the books and records of the Bush Hog Division less:
(i) reserves for excess and/or obsolete inventory; (ii) component parts manufactured by Bush Hog Division; (iii) inventory held by sales representatives for demonstration purposes; and (iv) inventory not included on the perpetual inventory records.

     NET BUSH HOG ELIGIBLE PURCHASED PARTS INVENTORY shall mean the book value of the purchased parts included in the Bush Hog Raw Material Inventory, less any reserves for obsolete and/or excess purchased parts.

     NET BUSH HOG ELIGIBLE RAW MATERIAL INVENTORY shall mean the book value of the steel in the Bush Hog Raw Material Inventory.

     NET BUSH HOG ELIGIBLE RECEIVABLES shall mean the Eligible Receivables of the Bush Hog Division reduced by all of the following: (i) the Eligible Receivables of any Obligors at least fifty percent (50%) of whose total Receivables are more than sixty (60) days past due; (ii) Eligible Receivables the Obligors of which are Bush Hog sales representatives or salesmen; (iii) Eligible Receivables representing interest charges and/or chargebacks to Obligors for disallowed deductions from payments; (iv) all reserves for foreign exchange, service parts, warranties, and customer deposits, (v) all Obligor prepayments not already deducted from Receivables; (vi) cash received by the Bush Hog Division but not yet applied to the reduction of Receivables; (vii) Eligible Receivables with respect to Kewanee Service Parts sales; and (viii) Eligible Receivables with extended terms beyond original date.

     NET BUSH HOG 0 - 90 DAYS ELIGIBLE RECEIVABLES shall means those Net Bush Hog Eligible Receivables on which the number of days elapsed from the original invoice date thereof to the date due is no more than ninety (90) days.

     NET BUSH HOG 91 - 180 DAYS ELIGIBLE RECEIVABLES shall mean those Net Bush Hog Eligible Receivables on which the number of days elapsed from the original invoice date thereof to the date due is between ninety-one (91) and one hundred eighty-one (181) days.

     NET BUSH HOG 181 - 240 DAYS ELIGIBLE RECEIVABLES shall mean those Net Bush Hog Eligible Receivables on which the number of days elapsed from the original invoice date thereof to the date due is between one hundred eighty-one (181) and two hundred forty (240) days.

     NET BUSH HOG OVER 240 DAYS ELIGIBLE RECEIVABLES shall mean those Net Bush Hog Eligible Receivables on which the number of days elapsed from the original invoice date thereof to the date due is more than two hundred forty (240) days.

     NET COZ ELIGIBLE RAW MATERIAL INVENTORY shall mean the book value of the virgin resin in the Eligible Raw Material Inventory of the Coz Division.

     NET COZ ELIGIBLE RECIEVABLES shall mean the Eligible Receivables of the Coz Division less any Eligible Receivable of any Obligor fifty percent (50%) of whose total Receivables are more than ninety-one (91) days past due.

     NET VERSON ELIGIBLE RAW MATERIAL INVENTORY shall mean the book value of the Eligible Raw Material Inventory of the Verson Division, less the values of the castings and forgings, reserves for excess raw material, other raw material valuation reserves and customer rework.

     NET VERSON ELIGIBLE RECEIVABLES shall mean the Eligible Receivables of the Verson Division less any credit balances aged past ninety (90) days and less any Eligible Receivables of any Obligor fifty percent (50%) or more of whose total Receivables are more than ninety (90) days past due and less all contra advance payments.

     NET VERSON ELIGIBLE WORK-IN-PROGRESS INVENTORY shall mean the Eligible Work-In-Progress Inventory of the Verson Division less any warranty reserves.

     OLBIGOR shall mean any Person obligated in respect of any Receivable, and "RELATED OBLIGOR", when used with reference to any Receivable, shall mean any Obligor in respect thereof.

     PBGC shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     PENSION PLAN shall mean a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Company or any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended or section 4001 of ERISA may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

     PERCENTAGE shall mean as to any Bank the percentage set forth opposite such Bank's name under COLUMN IV of EXHIBIT A.

     PERSON shall mean any natural person, corporation, partnership, trust, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

     PERMITTED DISPOSITIONS shall mean the dispositions of the assets of the Company set forth on Schedule 10.13.

     PREFERRED STOCK shall mean the cumulative redeemable Series B and Series C Preferred Stock of the Company containing the terms, limitations and preferences as described in the notes to the financial statements of the Company.

     PROGRESS BILLING RECEIVABLE shall mean a Receivable which arose from the obligation of the related Obligor to make progress payments or similar payments.

     RCRA shall mean the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 ET SEQ., and any future amendments.

     RECEIVABLES shall mean and include all of the Company's present and future rights to payment for goods, merchandise or Inventory sold or leased or for services rendered (including, without limitation, those which are not evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all accounts, proceeds of any letters of credit on which the Company is named as beneficiary, contract rights, chattel paper, instruments, documents, insurance proceeds (to the extent payable to the Agent as its interest may appear), and all other such obligations whatsoever, owing to the Company, together with all instruments and all documents of title representing any of the foregoing, all rights in any goods, merchandise or Inventory which any of the same may represent, all rights in any returned or repossessed goods, merchandise and Inventory, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

     REFERENCE RATE shall mean at any time the rate of interest then most recently announced by Continental at Chicago, Illinois as its reference rate.

     RELATED EQUIPMENT shall mean with respect to any Receivable the equipment, the sale of which gave rise to such Receivable, and any other property which secures such Receivable.

     RELEASE shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing or previously containing any Hazardous Material.

     REQUIRED BANKS shall mean (i) if Continental and LaSalle are the only Banks, then both of the Banks, and (ii) if there are more than two (2) Banks, then Banks holding at least 51% of the then aggregate outstanding principal amount of the Revolving Notes then held by the Banks, or, if no such principal amount is then outstanding, Banks having at least 51% of the Commitments.

     REVOLVING LOAN - see SECTION 1.1.1.

     REVOLVING LOAN COMMITMENT shall mean the commitment of each Bank to make Revolving Loans pursuant to SECTION 1.1.1.

     REVOLVING NOTE - see SECTION 2.1.

     REVOLVING TERMINATION DATE shall mean March __, 1997.

     SALE AND LEASEBACK shall mean any transaction or series of related transactions in which the Company or any Subsidiary becomes or remains liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (i) which the Company or any Subsidiary has sold or transferred or is to sell or transfer to any other Person, or (ii) which the Company or any Subsidiary intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Company or any Subsidiary to any other Person in connection with such lease.

     SECURITY AGREEMENT - see SECTION 11.1.2.

     STATED AMOUNT shall mean with respect to any Letter of Credit at any date of determination thereof, the maximum aggregate amount available thereunder at any time during the then ensuing term of such Letter of Credit under any and all circumstances, plus the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

     SUBSIDIARY shall mean, with respect to any Person, a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

     TANGIBLE ASSETS shall mean with respect to any Person, the book value of all of the assets of such Person less the book value of any intangible assets, including without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, service marks and brand names.

     TYPE OF LOAN OR BORROWING means either Floating Rate Loans or borrowings or Eurodollar Loans or borrowings.

     UNBILLED RECEIVABLE shall mean at any time any Receivable (i) with respect to which an invoice shall not have theretofore been sent to the related Obligor or (ii) whether or not an invoice shall have been sent, which is payable upon delivery of the goods sold or services rendered.

     UNMATURED EVENT OF DEFAULT shall mean any event which if it continues uncured will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.

     VOTING STOCK shall mean securities of any class or classes of a corporation, the holders of which are ordinarily, in the absence of contingencies, or which are in fact, entitled to elect a majority of the corporate directors (or Persons performing similar functions) of such corporation.

     WELFARE PLAN shall mean a "welfare plan", as such term is defined in section 3(1) of ERISA.

     SECTION 14     THE AGENT.

     SECTION 14.1 AUTHORIZATION. Each Bank and the holder of each Note authorizes the Agent to take such actions on behalf of such Bank or holder and to exercise such powers hereunder or


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

under any Collateral Document, any Letter of Credit Application or any other document or instrument delivered hereunder or in connection herewith as are granted to the Agent and/or the Banks pursuant to such documents and are specifically delegated to the Agent herein and therein in connection with the administration of and the enforcement of any rights or remedies with respect to this Agreement, the Revolving Notes, the Collateral Documents, the Letter of Credit Applications or any other document or instrument delivered hereunder or in connection herewith. The general administration of the Revolving Loans shall be with the Agent, subject to control by the Banks.

     SECTION 14.2 INDEMNIFICATION. Each Bank and the holder of each Revolving Note agrees to reimburse and indemnify the Agent for, and hold the Agent harmless against, a share (determined in accordance with the percentage which (x) the sum of (A) the participation in all outstanding Letters of Credit of such Bank plus (B) the principal amount of the Revolving Loans of such Bank or holder is of (y) the sum of (A) all outstanding Letters of Credit plus (B) the aggregate principal amount of all Revolving Loans) of any loss, damages, penalty, action, judgment, obligation, cost, disbursement, liability or expense (including attorneys' fees) incurred without gross negligence or willful misconduct on the part of the Agent arising out of or in connection with the performance of its obligations or the exercise of its powers hereunder or under any document or instrument delivered hereunder or in connection herewith, as well as the costs and expenses of defending against any claim against the Agent arising hereunder or thereunder.

     SECTION 14.3 EXCULPATION. The Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon this Agreement and any Revolving Note, Letter of Credit Application, security agreement, mortgage, schedule, certificate, statement, report, notice or other writing which it believes to be genuine or to have been presented by a proper person. Neither the Agent nor any of its directors, officers, employees or agents shall (i) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of, this Agreement, any Revolving Note, any Letter of Credit Application or any other instrument or document delivered hereunder or in connection herewith, (ii) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security,
(iii) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Company or any other Obligor of its obligations, or (iv) in any event, be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Continental in its individual capacity.

     SECTION14.4    CREDIT INVESTIGATION.  Each Bank acknowledges that it has
made such inquiries and taken such care on its own behalf as would have been the case had such Bank's Commitments been granted, the Letters of Credit issued and such Bank's Revolving Loans been made directly by such Bank to the Company without the intervention of the Agent or any other Bank. Each Bank agrees and acknowledges that the Agent makes no representations or warranties about the credit worthiness of the Company or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Revolving Note, any Letter of Credit Application or the value of any security therefor.

     SECTION 14.5 AGENT AND AFFILIATES. The Agent shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from and generally engage in any kind of business with the Company or any Subsidiary as if the Agent were not the Agent hereunder.

     SECTION 14.6 RESIGNATION. The Agent may resign as such at any time upon at least 30 days' prior notice to the Company and the Banks. In the event of any such resignation, the Banks shall as promptly as practicable appoint a successor Agent. If no successor shall have been so appointed, and shall have accepted such appointment, within 30 days after the giving of notice of such resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America having a combined capital, surplus and undivided profits of at least $400,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all further duties and obligations under this Agreement. After any resignation pursuant to this SECTION 14.6, the provisions of this SECTION 14 shall inure to the benefit of the retiring Agent as to any actions taken or omitted to be taken by it while it was Agent hereunder.

     SECTION 15     GENERAL.

     SECTION 15.1 WAIVER; AMENDMENTS. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and the Required Banks; PROVIDED, HOWEVER, that no such amendment, modification or waiver which would:

          (a) modify any requirement hereunder that any particular action be taken by all the Banks or by the Required Banks shall be effective unless consented to by each Bank;

          (b) modify this SECTION 15.1, change the definition of "Required Banks", increase the Commitments or the Percentage of any Bank, reduce any fees described in Section 5, or extend the Revolving Termination Date shall be made without the consent of each Bank and each holder of a Revolving Note;

          (c) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal or of interest on any Revolving Loan (or reduce the principal amount of or rate of interest on any Revolving
     Loan) shall be made without the consent of the holder of the Revolving Note evidencing such Revolving Loan; or

          (d) affect adversely the interests, rights or obligations of the Agent QUA the Agent shall be made without consent of the Agent.

No failure or delay on the part of the Agent, any Bank or the holder of any Revolving Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Agent, any Bank or the holder of any Revolving Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

     SECTION 15.2 CONFIRMATIONS. The Company and each holder of a Revolving Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Revolving Loans then outstanding under the applicable Revolving Note.

     SECTION 15.3 NOTICES. Except as otherwise provided in SECTIONS 1.3, 1.4 and 3.3, all notices hereunder shall be in writing (including, without limitation, telex or facsimile transmission) and shall be sent to the applicable party at its address shown below its signature hereto or at such other address as such party may, by written notice received by the other parties hereto, have designated as its address for such purpose. Notices sent by telex or facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery shall be deemed to have been given when received.

     SECTION 15.4 COMPUTATIONS. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP applied on a basis consistent with those in effect as at the date of the Company's most recent financial statements referred to in
SECTION 10.1.1. If there should be any material change in GAAP after the date hereof which materially affects the financial covenants in this Agreement, the parties hereto agree to negotiate in good faith appropriate revisions of such covenants.

     SECTION 15.5 REGULATION U. Each Bank represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

     SECTION 15.6 COSTS, EXPENSES AND TAXES. The Company agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Agent (including the reasonable fees and out-of-pocket expenses of counsel for the Agent) and (b) all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and legal expenses and allocated costs of staff counsel) incurred by the Agent and each Bank in connection with the enforcement of this Agreement, the Instruments or any such other documents. Each Bank agrees to reimburse the Agent for such Bank's pro rata share (based on its respective Percentage) of any such costs and expenses not paid by the Company. In addition, the Company agrees to pay, and to save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution and delivery of this Agreement, the Security Agreement, the borrowings hereunder, the issuance of the Revolving Notes or the execution and delivery of any other documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided for in this SECTION 15.6 shall survive repayment of the Revolving Loans, cancellation of the Revolving Notes or any termination of this Agreement.

     SECTION 15.7 SUBSIDIARY REFERENCES. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.

     SECTION 15.8 CAPTIONS. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

     SECTION 15.9   INDEMNIFICATION.

     a. The Company hereby agrees to indemnify, exonerate and hold each of the Agent and each Bank and each of the officers, directors, employees and agents of each of the Agent and each Bank (collectively herein called the "Bank Parties" and individually each called a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and disbursements (collectively herein called the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to this Agreement, the Revolving Notes, the Letter of Credit Applications, the Collateral Documents, or any other agreements executed and delivered in connection therewith, except for any such Indemnified Liabilities arising on account of any such Bank Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

     (b) The Company agrees to reimburse the Agent and each Bank and each of their respective directors, officers, employees and agents (each an "Indemnified Party") against any and all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable attorneys' and consultant's fees) which any Indemnified Party may pay, incur or become subject to arising out of or relating to the use, handling, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Material at any real property owned, operated or leased by the Company, except to the extent caused by the acts or omissions of any Indemnified Party. All obligations provided for in this SECTION 15.9 shall survive any termination of this Agreement.

     SECTION 15.10 GOVERNING LAW. This Agreement and each Revolving Note shall be a contract made under and governed by the internal laws of the State of Illinois. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Agent, the Banks and any other holder of a Revolving Note expressed herein or in any Revolving Note shall be in addition to and not in limitation of those provided by applicable law.

     SECTION 15.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

     SECTION 15.12 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Company, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Agent and the successors and assigns of the Banks and the Agent.

     SECTION 15.13 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE AGENT AND EACH BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY REVOLVING NOTE, ANY LETTER OF CREDIT APPLICATION, AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     SECTION 15.14 SECURITIES LAWS. Each Bank represents that it is the present intention of such Bank to acquire each Revolving Note drawn to its order for its own account and not with a view to the distribution or sale thereof, subject, nevertheless, to the necessity that such Bank remain in control at all times of the disposition of property held by it for its own account; it being understood that the foregoing representation shall not affect the character of the Revolving Loans as commercial lending transactions.

Delivered at Chicago, Illinois, as of the day and year first above written.


                                        ALLIED PRODUCTS CORPORATION


                                        By: /s/ Patrick J. Riley
                                           -------------------------------
                                           Title: Patrick J. Riley, Vice
                                           President and Treasurer

                                        By: /s/ David B. Corwine
                                           -------------------------------
                                           Title: David B. Corwine,
                                           Assistant Secretary

                                        10 South Riverside Plaza
                                        Chicago, Illinois  60606

                                        Facsimile No.:  (312)454-9608

                                        Number for confirmation
                                        of facsimiles:  (312) 454-1020

                                        Attention: David B. Corwine


                                        CONTINENTAL BANK N.A.,
                                        individually and as Agent


                                        By: /s/ Barbara A. Hamel
                                           -------------------------------
                                           Barbara A. Hamel
                                           Vice President

                                        Address: 231 South LaSalle Street
                                                 Chicago, Illinois  60697

                                        Facsimile No.:  (312) 765-2193
                                        Number for confirmation
                                        of facsimiles:  (312) 828-1926

                                        Attention:  Barbara A. Hamel

                                        LASALLE NATIONAL BANK

                                        By: /s/ Michael Foster
                                            ---------------------------
                                            Michael Foster
                                            First Vice President

                                        Address:  120 South LaSalle
                                                  Chicago, IL  60603

                                        Facsimile No.:  (312) 781-8544
                                        Number for confirmation
                                        of facsimiles:  (312) 781-8517

                                        Attention:  Michael Foster